UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Leggett & Platt, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 27, 2008

Dear Shareholder:

I am pleased to invite you to attend the annual meeting of shareholders of Leggett & Platt, Incorporated to be held on Thursday, May 8, 2008, at 10:00 a.m. local time, at the Company’s Wright Conference Center, No. 1 Leggett Road, Carthage, Missouri. Directions to the Wright Conference Center are included on the back inside cover of this proxy statement.

The proxy statement contains three proposals from our Board of Directors: (1) the election of 10 directors; (2) the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2008; and (3) the amendment and restatement of the Company’s Flexible Stock Plan. The Board encourages you to vote FOR each of these proposals.

The proxy statement also contains a shareholder proposal seeking to add sexual orientation and gender identity to the Company’s written non-discrimination policy. For reasons explained in the proxy statement, the Board encourages you to vote AGAINST this proposal.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares by Internet at www.investorvote.com or by returning the enclosed proxy or voting instruction card. Specific instructions for these voting alternatives are contained on the proxy or voting instruction card.

I appreciate your continued interest in Leggett & Platt.

Sincerely,

LEGGETT & PLATT, INCORPORATED

Felix E. Wright
Chairman of the Board

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Wright Conference Center, No. 1 Leggett Road, Carthage, Missouri 64836, on Thursday, May 8, 2008, at 10:00 a.m. local time:

1.	To elect 10 directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008;

3.	To approve the amendment and restatement of the Company’s Flexible Stock Plan;

4.	If presented at the meeting, to vote on a shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 5, 2008.

An Annual Report to Shareholders outlining the Company’s operations during 2007 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors

Ernest C. Jett
Secretary

Carthage, Missouri

March 27, 2008

IMPORTANT NOTICE: Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on May 8, 2008.

The enclosed proxy materials and access to the Proxy Voting Site are also available to you on the Internet. You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement, Annual Report and other proxy materials are available at:

www.leggett.com/proxy/2008/default.asp

The Company’s Proxy Voting site can be found at:

www.investorvote.com

Leggett & Platt, Incorporated

ANNUAL MEETING—MAY 8, 2008

PROXY STATEMENT

TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING	3
Why am I receiving these materials?	3
Where can I obtain financial information about Leggett?	3
What business will be voted on at the annual meeting?	3
How does the Board recommend that I vote?	3
What shares can I vote?	3
How do I submit my vote?	4
Can I change my vote?	4
How many votes are needed to conduct business at the annual meeting?	4
How are votes counted?	5
Who pays the cost of soliciting votes at the annual meeting?	5
Where can I find the voting results of the annual meeting?	5
What should I do if I receive more than one set of proxy materials?	5
How may I obtain another set of proxy materials?	6
How do I elect to receive online proxy materials instead of paper copies?	6
What is the deadline to propose actions for next year’s annual meeting or to nominate a director?	6
CORPORATE GOVERNANCE AND BOARD MATTERS	7
Corporate Governance	7
Director Independence and Presiding Director	7
Communications with the Board	8
Board and Committee Composition and Meetings	9
Audit Committee	9
Compensation Committee	10
Nominating & Corporate Governance Committee	10
Consideration of Director Nominees	11
Review of Related Person Transactions	12
Director Compensation	14
PROPOSALS TO BE VOTED ON
PROPOSAL NO. 1—ELECTION OF DIRECTORS	16
PROPOSAL NO. 2—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17
PROPOSAL NO. 3—AMENDMENT AND RESTATEMENT OF THE FLEXIBLE STOCK PLAN	18
PROPOSAL NO. 4—SHAREHOLDER PROPOSAL TO REQUEST THE ADDITION OF SEXUAL ORIENTATION AND GENDER IDENTITY TO THE COMPANY’S WRITTEN NON-DISCRIMINATION POLICY	26
EXECUTIVE COMPENSATION AND RELATED MATTERS	28
Compensation Discussion & Analysis	28
Compensation Committee Report	39
Summary Compensation Table	40
Grants of Plan-Based Awards in 2007	43
Outstanding Equity Awards at 2007 Fiscal Year End	44
Option Exercises and Stock Vested in 2007	48

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors (the “Board”) of Leggett & Platt, Incorporated (the “Company” or “Leggett”) is providing these materials to you in connection with the Company’s annual meeting of shareholders on May 8, 2008. These materials were first sent to shareholders on March 27, 2008. As a Leggett shareholder, you are entitled and encouraged to vote on the items of business presented in these proxy materials. You are invited to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K and containing financial statements of the Company for the year ended December 31, 2007, is enclosed in the same mailing with this proxy statement. The Company’s Proxy Statement, Annual Report to Shareholders (including Form 10-K), and other proxy materials are also available at www.leggett.com/proxy/2008/default.asp. Information on our website does not constitute part of this proxy statement.

What business will be voted on at the annual meeting?

Shareholders will vote on the following business items at the annual meeting:

•	The election of 10 directors

•	The ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008

•	The amendment and restatement of the Flexible Stock Plan

•	A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy, if presented at the meeting

•	Any other business that is properly brought before the meeting

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the director nominees

•	FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008

•	FOR the amendment and restatement of the Flexible Stock Plan

•	AGAINST the shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy

What shares can I vote?

The only class of outstanding voting securities is the Company’s $.01 par value common stock. Each share of common stock issued and outstanding at the close of business on March 5, 2008 (the “Record Date”) is entitled to one vote on each matter submitted to a vote at the annual meeting. On the Record Date, we had 167,192,649 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock you owned on the Record Date. This includes (i) shares held directly in your name as the shareholder of record, (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name,” and (iii) shares held for you in Company benefit plans.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If you hold shares in a brokerage account or through some other nominee, you are considered the beneficial owner of the shares held in street name, and these proxy materials were forwarded to you from the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person unless you obtain a legal proxy from the broker, trustee or nominee. You may vote your shares by any of the options listed on the voting instruction card.

Benefit Plans

If you hold Company stock in the Stock Bonus Plan and/or 401(k) Plan, you will receive a voting instruction form in a separate mailing. You will need to complete and return the voting instruction form to vote these shares (Internet voting is not available). The Company must receive your completed voting instruction form by April 28, 2008. If you do not provide instructions or your instructions are not received by April 28, 2008, the plan trustees will vote the shares credited to your account in accordance with the recommendation of their respective investment committees.

How do I submit my vote?

Generally, you may vote by Internet at www.investorvote.com, by signing and returning the proxy or voting instruction card, or in person at the meeting. If you vote by Internet, you do not need to return the proxy or voting instruction card. You will need to have your proxy or voting instruction card in hand if you vote by Internet. Specific voting instructions are found on the proxy card or voting instruction card included with this proxy statement.

Can I change my vote?

If you are a shareholder of record, you may change your vote or revoke your proxy any time before the annual meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote by the Internet, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) completing a written ballot at the annual meeting.

If you hold shares as the beneficial owner, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee or, if you have obtained a legal proxy from your broker, trustee or nominee, by voting in person at the annual meeting.

If you hold shares in Company benefit plans, you can revoke your vote instructions by delivering a valid, later-dated voting instruction form prior to the deadline specified in the voting instructions.

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the annual meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions and broker non-votes (described in the following question) are counted for the purpose of determining a quorum. If a quorum is not present, the annual meeting will be adjourned for not more than 90 days to reach a quorum.

How are votes counted?

In the election of directors, you may vote for all of the nominees or withhold your vote for one or more of the nominees. For the other proposals, you may vote for, against or abstain. An abstain vote has the same effect as a vote against the proposal. For a director to be elected or a proposal to be approved, our bylaws require the affirmative vote of a majority of those shares present and entitled to vote. For Proposal Three, the amendment and restatement of the Company’s Flexible Stock Plan, New York Stock Exchange (“NYSE”) rules require an additional level of shareholder approval—a majority of the votes cast must be in favor, and the total number of votes cast must be more than 50% of all shares entitled to vote on the proposal.

If you return a proxy card without marking one or more proposals, your proxy will be voted for those unmarked proposals in accordance with the Board’s recommendation: FOR the election of each nominee for director, FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, FOR the amendment and restatement of the Flexible Stock Plan, and AGAINST the proposal to add sexual orientation and gender identity to the Company’s written non-discrimination policy.

If you hold shares in street name through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote on your behalf for those proposals that are considered routine. Proposals One and Two in this proxy statement are considered routine. For non-routine proposals, such as Proposals Three and Four, if you do not vote your shares or provide voting instructions to your broker or other nominee, the broker will not be permitted to vote your shares—this is a broker non-vote. Broker non-votes are not counted as shares present and entitled to be voted and, therefore, will not affect the outcome of the vote, except in the case of Proposal Three to the extent the total votes cast do not represent more than 50% of the shares entitled to vote.

If we do not receive voting instructions for shares held in the Stock Bonus Plan or 401(k) Plan, the plan trustees will vote those shares in accordance with the recommendation of their respective investment committees.

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the entire cost of preparing, assembling, printing, and mailing these proxy materials to solicit votes for the annual meeting. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders. If you choose to access proxy materials or vote by Internet, you are responsible for any Internet access charges you may incur.

We have engaged Georgeson Inc. to assist in the solicitation of proxies by mail or telephone, in person, or otherwise. Georgeson’s fees are expected to be $17,500 plus expenses. If necessary to assure sufficient representation at the meeting, employees of the Company, at no additional compensation, may request the return of proxies.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and issue a press release immediately following the meeting. We will publish the final vote count in our quarterly report on Form 10-Q for the second quarter of 2008.

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted a procedure known as “householding” which allows us, unless a shareholder withholds consent, to send one proxy statement and annual report to multiple shareholders of record sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you are receiving multiple sets of proxy materials and wish to have your accounts householded, call Computershare at 800-884-4225 or send written instructions to Computershare, 250 Royall Street, Canton, MA 02021. If you no longer wish to participate in householding, you must provide written notification to Computershare to revoke your consent.

Many brokerage firms participate in householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and wish to receive another set this year, we will promptly send you an additional copy if you request one by calling us at 1-800-888-4569 or writing to Leggett & Platt, Incorporated, Attn: Investor Relations, No. 1 Leggett Road, Carthage, MO 64836.

In addition, you can access a complete set of proxy materials, which include the Notice of Meeting, Proxy Statement, and Annual Report to Shareholders (including Form 10-K) on the Internet at www.leggett.com/proxy/2008/default.asp.

To ensure that you receive multiple copies in the future, please contact Computershare at the number or address in the preceding question to withhold your consent for householding.

How do I elect to receive online proxy materials instead of paper copies?

Registered shareholders can save the Company the expense of mailing printed proxy materials by consenting to receive them in electronic format instead. You can choose this option by completing the required information at either www.computershare.com/investor or www.investorvote.com. Your choice will remain in effect until you revoke it.

By choosing to receive the annual meeting materials online, you are also agreeing that the online notice of the annual meeting is equivalent to the personal delivery of written notice. If you choose this option, you will receive an e-mail notice prior to the next annual meeting that will provide the links to the annual meeting materials online. This e-mail notice will also provide instructions to vote your proxy online.

You may later revoke your consent or specifically request that hard copy proxy materials be sent to you. To change or revoke your consent, follow the instructions on www.computershare.com/investor.

What is the deadline to propose actions for next year’s annual meeting or to nominate a director?

Shareholders may propose actions for consideration at future annual meetings by either presenting them for inclusion in the Company’s proxy statement or by soliciting votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on the Corporate Governance section of our website at www.leggett.com. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, No. 1 Leggett Road, Carthage, MO 64836.

Shareholder Proposal Included in Proxy Statement

If you intend to present a proposal at the 2009 annual meeting, SEC rules require that the Corporate Secretary receive the proposal at the address given above by November 27, 2008 for possible inclusion in the proxy statement. We will determine whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement

If you intend to submit a proposal at the 2009 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than December 9, 2008 and no later than January 28, 2009. The notice must include a description of the proposed business, the name and address of the shareholder and number of shares held, any material interest of the shareholder in the business, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law.

The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominee Included in Proxy Statement

If you wish to recommend a director candidate to the Nominating & Corporate Governance Committee for possible inclusion in the proxy statement, please see the requirements described under “Consideration of Director Nominees” on page 11.

Director Nominee Not Included in Proxy Statement

If you intend to nominate a director candidate for election outside of the Company’s nomination process, our bylaws require the Company receive timely notice of the nomination—no earlier than December 9, 2008 and no later than January 28, 2009. The notice of nomination must include the information specified in Section 2.2 of the bylaws, including the name and address of the shareholder making the nomination, the number of shares held by the shareholder, the name, address and occupation of each proposed nominee, and certain other information.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Leggett has a long-standing commitment to sound corporate governance principles and practices. The Board has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and Company management. The Board also has adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, principal accounting officer and corporate controller. These documents are published on our website at www.leggett.com and are available in print form to any shareholder who requests them.

Director Independence and Presiding Director

The Company has adopted Categorical Standards for Director Independence (the “Categorical Standards”) that meet, and in some areas exceed, the NYSE listing standards. The Categorical Standards are attached to this proxy statement as Appendix A and are published on our website at www.leggett.com. The Categorical Standards assist the Board in determining director independence but are not the exclusive measure to assess a director’s independence. A director who meets all of the Categorical Standards will be presumed to be independent, but the Board reviews all relevant facts and circumstances of a relationship covered by the standards and, based upon such review, may determine that a director is not independent. The Board also determines the independence of any director with a relationship to the Company that is not covered by the Categorical Standards.

The Board reviews director independence annually and upon learning of any change in circumstances during the year that may affect a director’s independence. In connection with its annual review, the Board evaluates any transactions or relationships between directors and their immediate family members and the Company. In particular, for director McClanathan, the Board considered Company purchases from Mr. McClanathan’s employer and found the purchase amounts to be well below the threshold permitted in the Categorical Standards. Based on its review, the Board has affirmatively determined that all of its non-management directors, except former CEOs Harry M. Cornell, Jr. and Felix E. Wright, are independent. (See the table on page 9 for a complete list of the independent directors.) The Board found no business or other relationship involving an independent director and the Company that did not fit within the Categorical Standards or that presented any potential conflict to independence.

In accordance with the Corporate Governance Guidelines, non-management directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent non-management directors. The Board has chosen Richard T. Fisher as the Presiding Director for meetings of the independent non-management directors. As Presiding Director, Mr. Fisher also makes at least two additional visits to Company sites per year and is available to the Chairman of the Board and Chief Executive Officer for consultation as needed.

Communications with the Board

Shareholders and other interested parties may write to the Board by e-mail at presidingdirector@leggett.com, which communications are received directly by Mr. Fisher, the Board’s Presiding Director. Shareholder communications can also be addressed to: L&P Presiding Director, P.O. Box 637, Carthage, MO 64836. Correspondence to this address is reviewed by the Secretary’s office, which periodically forwards to Mr. Fisher all communications except items unrelated to the functions of the Board of Directors (for example, advertisements and junk mail). In his discretion, Mr. Fisher may forward communications to the full Board or to any or all of the independent directors for further consideration.

Board and Committee Composition and Meetings

The Board held seven meetings in 2007, and its committees met the number of times listed in the table below. All directors attended at least 75% of their committee meetings in 2007. All directors attended at least 75% of the 2007 Board meetings, except Raymond Bentele who was absent from two Board meetings due to illness. Directors are expected to attend the Company’s annual meeting of shareholders, and all of them attended the 2007 annual meeting.

The Board has an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. The membership and function of each of the committees are described below. The Board also has an Executive Committee composed of Richard Fisher (Chair), David Haffner and Maurice Purnell. With the exception of the Executive Committee, each committee is composed entirely of independent directors and operates under a written charter adopted by the Board. The committee charters are published in the Corporate Governance section of our website at www.leggett.com and are available in print form to any shareholder who requests them.

	Audit	Compensation	Nominating & Corporate Governance
Independent Non-Management Directors:
Raymond F. Bentele	Member	—	—
Ralph W. Clark	Member	—	—
R. Ted Enloe III	—	Chair	—
Richard T. Fisher	Member	Member	Member
Joseph W. McClanathan	Member	—	Member
Judy C. Odom	Chair	Member	Member
Maurice E. Purnell Jr.	—	—	Chair
Phoebe A. Wood	Member	Member	—

Non-Management Directors:
Harry M. Cornell Jr.	—	—	—
Felix E. Wright	—	—	—

Management Directors:
Karl G. Glassman	—	—	—
David S. Haffner	—	—	—

Number of Meetings in 2007	4	7	3

Audit Committee

All Audit Committee members meet the higher independence standard for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. Four members, Raymond Bentele, Richard Fisher, Judy Odom, and Phoebe Wood, possess the training, skills, and experience required to meet the SEC definition of an audit committee “financial expert.” None of the members serves on the audit committee of more than three public companies.

The Audit Committee assists the Board in the oversight of: (i) the independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention, and performance; (ii) the Company’s internal controls over financial reporting; (iii) the guidelines and policies to govern risk assessment and management; (iv) the performance of the Company’s internal audit function; (v) the integrity of the Company’s financial statements and its external financial reporting; and (vi) the Company’s legal and regulatory compliance.

We have posted on our website and corporate intranet a procedure for employees and others to confidentially report to the Audit Committee any questionable accounting, internal control, or auditing matters. The Vice President of Internal Audit has a direct reporting relationship to the Audit Committee and is responsible for receiving, processing, and maintaining records of the reports. The Chair of the Audit Committee reviews all complaints and accompanying investigations and may request the full Committee’s review of a complaint to determine appropriate actions.

Compensation Committee

The Compensation Committee assists management and the Board in developing and maintaining the Company’s policies relating to (i) CEO, executive officer, and director compensation and (ii) Company equity and incentive compensation plans that are subject to Board approval. The Committee strives for policies that will (i) support the Company’s business objectives, (ii) attract and retain high quality leadership, and (iii) link compensation with business objectives and performance.

The Committee may delegate its duties and responsibilities to one or more Committee members or officers of the Company as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers.

The Committee conducts a comprehensive review of executive officer compensation each year in March, prior to approving any salary increases. Details of the Committee’s 2007 review are included in the Compensation Discussion & Analysis section on page 28.

The Committee determines the compensation paid to the Company’s executive officers. The Chief Executive Officer reviews each executive officer’s performance in consultation with the individual’s supervisor and recommends appropriate compensation adjustments to the Committee. The Committee determines the Chief Executive Officer’s compensation independent of management.

The Committee also periodically reviews cash and equity compensation for directors and recommends any director compensation changes to the full Board for approval.

Company managers in the Human Resources and Corporate Affairs departments provide data needed for compensation decisions at the Committee’s request. The Committee may hire outside compensation consultants as needed for the proper discharge of its duties, but it did not use any outside consulting services in connection with executive or director compensation decisions in 2007.

The Company engaged Compensia to review the Compensation Discussion & Analysis (CD&A) and executive compensation disclosures contained in this proxy statement and incorporated by reference into the Company’s Form 10-K for 2007. The scope of Compensia’s engagement included the following:

•	Review and comment on the draft CD&A and respond to questions related to the CD&A from management and the Committee

•	Review and comment on a draft of the executive compensation tabular and narrative disclosure

•	Review final CD&A and tabular and narrative disclosures for inclusion in the proxy statement

•	Answer technical questions regarding the SEC’s executive compensation disclosure rules

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee had an interlocking relationship as described in Item 407(e)(4) of Regulation S-K.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee (i) assists the Board in developing and maintaining the Company’s corporate governance principles, policies, and procedures, (ii) identifies qualified candidates for Board membership and recommends director nominees to the Board, (iii) reviews director independence and related person transactions, and (iv) reviews and makes recommendations to the Board regarding the Board’s size, composition, and policies.

Consideration of Director Nominees

The Nominating & Corporate Governance Committee (the “Committee”) is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. Following its evaluation, the Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card.

In the case of incumbent directors, the Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance, and any transactions between the director and the Company. In the case of new director candidates, the Committee first determines whether the nominee must be independent under NYSE rules, then identifies any special needs of the current Board. The Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm.

The Board of Directors may also consider candidates to fill a vacancy in the Board outside of the Annual Shareholder Meeting process. The Committee will use the same criteria as are used to evaluate a director nominee to be elected by shareholders. In the event of a vacancy to be filled by the Board, the Committee will recommend one or more candidates for election and proxies will not be solicited.

The Committee seeks to identify and recruit the best available candidates. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Committee believes director candidates should have the following minimum qualifications:

•	Character and integrity

•	A commitment to the long-term growth and profitability of the Company

•

A willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings

•	Significant business or public experience relevant and beneficial to the Board and the Company

In addition to the minimum qualifications described above, the Committee may also consider the following factors in evaluating candidates for recommendation to the Board:

•	Present and anticipated needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs

•	Requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent

•	Whether the candidate would be considered an audit committee “financial expert” or “financially literate” as described in NYSE listing standards and the Audit Committee charter

•	Accomplishments of each candidate in his or her field

•	Outstanding professional and personal reputation

•

Relevant experience, including experience at the strategy/policy setting level, high level managerial experience in a complex organization, industry experience and familiarity with the products and processes used by the Company

•	Ability to exercise sound business judgment

•	Breadth of knowledge about issues affecting the Company

•	Ability and willingness to contribute special competencies to Board activities

•	A willingness to assume broad fiduciary responsibility

•	Fit with the Company’s culture

Following the Committee’s initial review of a candidate’s qualifications, one or more Committee members will interview the candidate. The Committee may arrange subsequent interviews with the Chairman of the Board, Presiding Director, and/or members of the Company’s management.

The Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, for candidates recommended by a shareholder. Shareholders who wish to recommend candidates for the Committee’s consideration must submit a written recommendation to the Secretary of the Company at No. 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for consideration at the following year’s annual meeting of shareholders. Recommendations must include the following:

•	Shareholder’s name, number of shares owned, length of period held, and proof of ownership

•	Candidate’s name, address, phone number and age

•

A resume describing, at a minimum, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.)

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors and documents his or her ability to satisfy the director qualifications described above

•	The candidate’s consent to a background investigation

•	The candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders

•	Any other information that will assist the Committee in evaluating the candidate in accordance with this procedure

The Corporate Secretary will promptly forward these materials to the Committee Chair and the Chairman of the Board. The Committee may contact recommended candidates to request additional information necessary for its evaluation or for disclosure under applicable SEC rules.

Separate procedures apply if a shareholder wishes to nominate a director candidate for election at a meeting of shareholders. Those procedures, contained in our bylaws, are discussed in the Question and Answer section of this proxy statement on page 6.

Review of Related Person Transactions

According to the Company’s Corporate Governance Guidelines, the Nominating & Corporate Governance Committee reviews and approves or ratifies transactions with related persons unless the transaction is compensatory in nature, in which case the duty falls to the Compensation Committee.

A “Related Person” is: (i) a person who has served as an executive officer, director or director nominee of the Company at any time since the beginning of the last fiscal year; (ii) a shareholder beneficially owning in excess of 5% of any class of the Company’s voting securities; (iii) an immediate family member of any person described in clause (i) or (ii); or (iv) an entity in which any of the foregoing persons has, or will have, a direct or indirect material interest.

An “Interested Transaction” is any transaction, arrangement or relationship, or series of similar transactions, involving an amount that exceeds or is expected to exceed $120,000 in the aggregate, in which the Company or its subsidiaries was, is, or will be a participant and in which a Related Person had, has, or will have a direct or indirect material interest, and the transaction, arrangement or relationship is not specifically excluded from the disclosure requirements of Item 404(a) of Regulation S-K.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary or Deputy Corporate Secretary of any current or proposed transaction that may be an Interested Transaction. The Corporate Secretary will determine if it is an Interested Transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee.

Approval should be obtained in advance of an Interested Transaction whenever practicable. If it becomes necessary to approve an Interested Transaction between meetings, the Chair of the Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

Although the appropriate Committee may review any transaction with a Related Person, the following Interested Transactions are specifically pre-approved and no further action need be taken:

•

Any employment by the Company of an executive officer of the Company if (i) the related compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to named executive officers); or (ii) the compensation is paid to an executive officer who is not required to be named in the Summary Compensation Table if the Compensation Committee has approved the compensation arrangement.

•

Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402(k) of the SEC’s compensation disclosure requirements and is approved by the Board of Directors.

•	Transactions in fulfillment of contractual obligations where the contract or arrangement was previously approved by the Board or a committee of the Board.

•

Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved over any 12-month period does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues.

•

Any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of the charitable organization’s total annual receipts.

•	Transactions available to all employees generally and conducted on similar terms.

•

Any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g. dividends).

•	Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids.

•

Any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Any transactions with a Related Person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

•	Employee compensatory arrangements, other than executive officers, established in the ordinary course of business.

•	Any transaction, contract or arrangement approved by the Board of Directors.

Director Compensation

Employee directors receive an annual retainer of $3,000 which is included in the All Other Compensation column of the Summary Compensation Table on page 40. Compensation earned in 2007 by non-employee directors is set forth in the table below. Directors may elect to defer their cash compensation into stock options or stock units under the Company’s Deferred Compensation Program, described on page 49. The Company also pays for all travel expenses the directors incur to attend Board meetings.

Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation	Total
Raymond F. Bentele	$60,000	$63,330	—	$487	$3,648	$127,465
Ralph W. Clark	$58,000	$63,330	—	$353	$3,035	$124,718
Harry M. Cornell, Jr. (5)	$50,000	$63,330	—	—	$4,447	$117,777
R. Ted Enloe III	$60,000	$63,330	—	—	$3,089	$126,419
Richard T. Fisher	$80,000	$68,330	—	$244	$4,064	$152,638
Joseph W. McClanathan	$60,000	$63,330	—	—	$1,698	$125,028
Judy C. Odom	$70,000	$69,580	—	$384	$3,233	$143,196
Maurice E. Purnell, Jr.	$55,000	$63,330	—	—	$1,698	$120,028
Phoebe A. Wood	$61,000	$78,580	—	$694	$4,474	$144,748

(1)	The following directors deferred a portion of their 2007 cash compensation into stock units under the Company’s Deferred Compensation Program: Fisher—$20,000; Odom—$25,000; and Wood—$61,000. Mr. Clark deferred $14,500 into a cash deferral.

(2)	Amounts reported in this column reflect two types of stock awards, described below: (a) an annual restricted stock award; and (b) the discount on stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program.

(a)	Directors are granted restricted stock awards in May each year upon their election or re-election to the Board. These shares vest one year after grant. Under FAS 123R, the Company recognizes compensation expense equal to the market value of the stock on the grant date over the service period of the award. Amounts reported in this column represent the compensation expense recognized in our 2007 financial statements related to the awards made in 2006 and 2007. The 2007 award was for 2,947 shares, having a grant date fair value of $70,000. These 2,947 shares were the directors’ only unvested restricted stock as of December 31, 2007.

(b)	Under the Deferred Compensation Program, stock units are acquired at a 20% discount to the market value of the Company’s stock. This column includes amounts attributable to this discount as follows: Fisher—$5,000; Odom—$6,250; Wood—$15,250. Under FAS 123R, the Company recognizes compensation expense equal to the 20% discount.

(3)	No stock options were granted to directors in 2007, and the Company recognized no compensation expense in 2007 for previously granted options.

The directors held outstanding stock options as of December 31, 2007 as described below. Options that were granted in lieu of cash compensation under our Deferred Compensation Program are listed separately in the “DC Options” column. Mr. Cornell holds an additional 113,525 options that relate to his prior service as an employee.

Director	Options	DC Options	Total
Bentele	10,482	16,712	27,194
Clark	12,697	3,226	15,923
Cornell	1,454	—	1,454
Enloe	19,858	26,774	46,632
Fisher	10,482	—	10,482
McClanathan	1,454	—	1,454
Odom	11,083	—	11,083
Purnell	10,482	27,594	38,076
Wood	976	—	976

(4)	Directors who elect to forego cash compensation in exchange for stock units receive dividend equivalents acquired at a 20% discount to market value. The 20% discount on those dividend equivalents is reported in this column.

Five directors currently have Deferred Compensation stock unit accounts. Details of the units they acquired in 2007 and their ending account balances are set forth below.

Director	Beginning Balance	Stock Units Credited for 2007 Compensation & Dividend Equivalents	Stock Units Credited in 2007 for Dividend Equivalents on Previous Deferrals	Stock Units Distributed in 2007	Stock Units in Account @ 12/31/07
Bentele	3,934	—	109	(1,575)	2,468
Clark	2,206	—	76	(635)	1,647
Fisher	1,340	1,183	39	(494)	2,068
Odom	1,655	1,478	69	—	3,200
Wood	2,712	3,623	110	—	6,445

(5)	Mr. Cornell receives other post-retirement benefits under the terms of his previous employment agreement with the Company. These are described in the “ Transactions With Related Persons” section on page 57.

At December 31, 2007, Mr. Wright was also a non-employee director. However, because he served as an executive officer for part of the year, his compensation is disclosed in the Summary Compensation Table on page 40.

In addition to the elected directors, we have one Advisory Director, Duane W. Potter. In 2007, Mr. Potter received a $21,000 cash retainer for his services. He does not receive any equity compensation.

The standard compensation package for directors consists of a grant of restricted stock with a grant date market value of $70,000 on the date of each annual meeting of shareholders and the following cash compensation:

Item	Retainer
Board Retainer
Employee Director	$3,000
Non-employee Director	$50,000
Advisory Director	$21,000
Audit Committee
Chair	$12,000
Member	$8,000
Compensation Committee
Chair	$10,000
Member	$6,000
N&CG Committee
Chair	$5,000
Member	$4,000
Presiding Director	$12,000

PROPOSAL ONE

ELECTION OF DIRECTORS

At the annual meeting, 10 directors will be elected to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All the director nominees have been previously elected by Company shareholders. Brief biographies of this year’s slate of director nominees are provided below. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board.

If a nominated director fails to receive an affirmative majority of the votes cast in the director election, the director has agreed to submit a resignation to the Board. The Board, in its discretion, may accept the resignation. Our employment agreements with Mr. Haffner and Mr. Glassman provide that they may terminate the agreement if not elected as a director. (See page 50 for a description of the agreements.)

Raymond F. Bentele, age 71, served as President and Chief Executive Officer of Mallinckrodt, Inc., a manufacturer of medical and specialty chemical products, from 1981 until his retirement in 1992. He serves as a director of The Mosaic Company, a producer of crop nutrient minerals, and AMCON Distributing Company, a distributor of food and beverage products. He was first elected as a director of the Company in 1995.

Ralph W. Clark, age 67, was a Vice President of International Business Machines Corporation (IBM) from 1988 until 1994. He also served as Chairman of Frontec AMT Inc., a software company, until his retirement in 1998. Mr. Clark was first elected as a director of the Company in 2000.

Robert Ted Enloe, III, age 69, has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996. He also served as President and Chief Executive Officer of Optisoft, Inc., a manufacturer of intelligent traffic systems, from 2003 to 2005. He served as President and Interim CEO of Surgient Networks, Inc., a computer equipment and software company, during 2002. Mr. Enloe serves as a director of Silicon Laboratories Inc., a designer of mixed-signal integrated circuits, and Live Nation, Inc., a venue operator, promoter and producer of live entertainment events. He was first elected as a director of the Company in 1969.

Richard T. Fisher, age 69, has been Senior Managing Director, Midwest Division of Oppenheimer & Co., an investment banking firm since 2002. He served as Managing Director of CIBC World Markets Corp., an investment banking firm, from 1990 to 2002. Mr. Fisher was first elected as a director of the Company in 1972.

Karl G. Glassman, age 49, was appointed Chief Operating Officer of the Company in 2006 and Executive Vice President in 2002. He previously served the Company as President of the Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002, and President of Bedding Components from 1996 through 1998. Mr. Glassman has served the Company in various capacities since 1982. He was first elected as a director of the Company in 2002.

David S. Haffner, age 55, was appointed Chief Executive Officer of the Company in 2006 and has served as President of the Company since 2002. He previously served as the Company’s Chief Operating Officer from 1999 to 2006, Executive Vice President from 1995 to 2002, and has served the Company in other capacities since 1983. Mr. Haffner serves as a director of Bemis Company, Inc., a manufacturer of flexible packaging and pressure sensitive materials. Mr. Haffner was first elected as a director of the Company in 1995.

Joseph W. McClanathan, age 55, has served as President and Chief Executive Officer of the Energizer Battery Division of Energizer Holdings, Inc., a manufacturer of dry cell batteries and flashlights, since January 2004. Prior to his current position, he served Energizer as President, North America, from 2002 to 2004, and as Vice President, North America, from 2000 to 2002. He was first elected as a director of the Company in 2005.

Judy C. Odom, age 55, served as Chairman of the Board and Chief Executive Officer of Software Spectrum, Inc., a computer software company, until 2002. She is a director of Harte Hanks Inc., a direct marketing company. Ms. Odom was first elected as a director of the Company in 2002.

Maurice E. Purnell, Jr., age 68, has been Of Counsel to the law firm of Locke Lord Bissell & Liddell LLP, or its predecessor firm, since 2002. He was a partner of Locke Lord Bissell & Lidell’s predecessor firm from 1972 to 2002. Mr. Purnell was first elected as a director of the Company in 1988.

Phoebe A. Wood, age 54, currently is Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, but she has announced her intention to retire on April 30, 2008. She was appointed Vice Chairman in 2007 and has served as Chief Financial Officer since 2001. She also served as Executive Vice President from 2001 to 2006. Ms. Wood’s previous experience includes various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000. Ms. Wood was first elected as a director of the Company in 2005.

The Board recommends that you vote FOR the election of each of the director nominees.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. PwC (or its predecessor firm) has been engaged as our independent registered public accounting firm since 1991.

We are asking our shareholders to ratify the Audit Committee’s selection of PwC as our independent registered public accounting firm. Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification as a matter of good corporate practice. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

PwC representatives are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions. See “Independent Auditor Fees and Services” on page 60 for information regarding PwC’s services to the Company.

The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

PROPOSAL THREE

AMENDMENT AND RESTATEMENT OF THE FLEXIBLE STOCK PLAN

We are asking shareholders to approve the amended and restated Flexible Stock Plan (the “Plan”). The Plan provides for the award of stock options and other stock-based benefits for the purpose of attracting and retaining valuable employees, directors and other key individuals, aligning the interests of participants with the interests of shareholders, and rewarding outstanding performance. Shareholders last approved the Plan in 2005. At its meeting on February 21, 2008, the Board of Directors recommended the approval of the amended and restated Plan (the “2008 Restatement”).

As of February 15, 2008, 18,599,534 shares were issuable under options and other awards previously granted under the Plan and 1,539,173 shares remained available for grant. If shareholders approve the 2008 Restatement, the current 1.5 million shares available for grant will increase by 6 million shares for a total of approximately 7.5 million shares available for grant under the Plan.

Since its original adoption in 1989, the Plan has provided for a broad range of equity awards. The “flexible” design of the Plan permits equity awards to be tailored to the needs of the Company and to comply with changing tax and regulatory environments. In spite of its broad design, we currently use shares almost exclusively for stock options and stock units. Most of the stock units and some of the stock options are “purchased” by employees through payroll contributions or in exchange for deferred cash compensation.

How We Use Stock Compensation

Employees

Leggett has encouraged and promoted employee stock ownership at all levels of the Company for many years. More than 6,000 employees contribute their own funds toward the purchase of Company stock under various stock purchase plans. While the Company has several qualified stock plans for employees generally, the Flexible Stock Plan is the Company’s only vehicle for granting non-qualified equity benefits.

We grant non-qualified stock options to a broad group of Company employees annually. Approximately 1,800 employees presently hold stock options. Options are granted with an exercise price equal to the closing price of the Company’s common stock on the grant date. Options have a 10-year term and vest and became exercisable in three annual installments beginning 18 months after the grant date.

We also have two executive programs established under the Plan, the Executive Stock Unit (“ESU”) Program and the Deferred Compensation Program, that encourage key managers to defer cash compensation into Company equity. The ESU Program, offered to more than 500 key managers, is our primary retirement plan for executives. The Program allows executives to contribute up to 10% of their cash compensation above a certain threshold into stock units that accrue in an account and earn dividends until the executive retires or terminates employment. Stock units are acquired at a 15% discount to the market price of Company stock. The Company matches 50% of the executives’ contributions, and will match 100% if certain Company performance targets are met. About 150 executives also have the opportunity to defer cash compensation into stock units or stock options under the Deferred Compensation Program. Stock units are acquired and earn dividends at a 20% discount to the market price of Company stock under the Deferred Compensation Program. These programs, described in more detail on page 49, are a key component in our strategy to tie a significant portion of executive compensation to long-term shareholder return. Approximately 15% of the stock options currently outstanding under the Plan were granted in lieu of cash compensation under our Deferred Compensation Program.

In addition, we began granting performance stock unit (“PSU”) awards to a group of about 40 senior executives in 2008. These awards will vest at the end of a 3-year performance period based on how well the Company performs relative to a peer group of companies. The Compensation Committee’s rationale for granting these awards is described in detail in the Compensation Discussion & Analysis section of this proxy statement on page 36.

Directors

Our non-employee directors receive a portion of their annual compensation in restricted stock. On the date of the annual meeting of shareholders, each non-employee director receives restricted stock with a grant date value of $70,000. The number of shares is determined by dividing $70,000 by the closing stock price on the grant date. The restricted stock vests one year after the grant date.

Directors may also participate in the Deferred Compensation Program described above. Most of the directors have elected to defer some portion of their cash compensation into stock options or stock units under the Program at some time.

Others

Our plan also allows the Committee to grant options or other equity awards to non-employees, but we rarely do so. None of the options outstanding are held by non-employees other than the directors.

Burn Rate and Overhang

Two common measures of a stock plan’s cost are known as “burn rate” and “overhang.” Burn rate refers to how fast a company uses, or “burns,” the supply of shares authorized for issuance under its stock plan. Over the last three years, we have maintained an average net burn rate of 1.2% per year. We calculate net burn rate as shares covered by new awards during each year, minus shares covered by forfeited or terminated awards, as a percentage of the weighted average common shares outstanding. Our burn rate calculation breaks down as follows:

Burn Rate Calculation

Year	Options	Stock Units	Restricted Stock	Total Awards Granted	Weighted Average Shares Outstanding	Burn Rate
2007	1,609,763	851,044	26,523	2,487,330	179,367,322	1.4%
2006	1,199,033	719,462	16,875	1,935,370	186,053,739	1.0%
2005	1,668,207	610,664	8,122	2,286,993	192,637,308	1.2%

3-year average						1.2%

We believe we have been judicious in our use of stock previously authorized by shareholders under the Plan and we are committed to closely monitoring share usage.

“Overhang” measures the degree to which an existing shareholder’s ownership may be diluted by stock-based compensation awarded to employees and directors under a company stock plan. Overhang is calculated by adding the current stock awards outstanding and the new awards that could be granted under the plan and dividing that number by the current common shares outstanding.

Several factors influence our overhang percentage:

•

Many of the shares we use under our Plan are paid for by employees who choose to defer cash compensation into Company equity under the ESU Program and Deferred Compensation Program. The consideration paid for these shares reduces the cost of the Plan but is not reflected in the overhang calculation. For financial reporting purposes, we treat stock units in the same manner as issued shares for calculating earnings per share.

•	Because the ESU Program is a retirement program, stock units continue to accrue in employee accounts until they are converted to common stock when the employee retires or terminates employment. We recognize that the long-term design of this plan increases our overhang, but we believe this program serves shareholders well by tying an important element of key employees’ compensation to the Company’s stock.

•

We have a higher than expected number of options outstanding because a large percentage of our options are underwater (i.e., the exercise price is higher than the current stock price). We do not reprice underwater options; therefore, our employees continue to hold the options until they have value or expire underwater.

•

We have been actively repurchasing shares of our common stock. Between the record date for our 2007 annual meeting of shareholders and the record date for our 2008 annual meeting, we have repurchased more than 12 million shares of our stock. Our Board of Directors accelerated the repurchase of shares in 2008 as part of the extensive restructuring plan announced in late 2007. Share repurchases generally benefit all the Company’s shareholder by increasing the relative value of each share held. Because the share repurchases reduce the denominator in the overhang calculation, however, they inflate our overhang percentage.

As of February 15, 2008, our overhang calculation is as follows:

	15,161,712	options outstanding:
weighted average exercise price: $18.60
weighted average term: 6.6 years
	3,411,299	stock units outstanding
(2,004,533 of these are held in the ESU Program)
	26,523	unvested restricted stock

	18,599,534	total awards outstanding
Divided by	167,192,649	common shares outstanding

	11.1%	overhang

We are strongly committed to a culture of stock ownership. Accordingly, we believe the approval of this 2008 Restatement is critical to our ability to attract, retain and reward the caliber of employees necessary to achieve superior performance. In addition to increasing the number of shares authorized for issuance under the Plan, the 2008 Restatement:

•

Eliminates the ability to treat as shares available for issuance under the Plan (i) shares surrendered to pay the exercise price of an option, and (ii) shares granted as stock appreciation rights (“SARs”) but unissued

•	Limits the number of shares that can be used for awards other than options or SARs to 4.5 million

•	States that options cannot be granted at less than the fair market value of the Company’s stock on the grant date

•	Establishes a maximum term of 10 years for options and SARs

•	Expressly permits options to be exercised by cashless exercise

•	Expands the list of performance goals for awards intended to qualify as performance-based compensation under Section 162(m) of the Code

The following description of the Plan is qualified in its entirety by the full text of the Plan attached to this proxy statement as Appendix C.

Description of Plan

If approved by the Company’s shareholders, the 2008 Restatement will become effective as of May 8, 2008 (the “Effective Date”) and will continue in effect until the tenth anniversary of the Effective Date.

The Plan provides for awards to eligible participants in the form of stock options, SARs, restricted stock, stock units, performance awards, other stock based awards and other awards (collectively “awards”). Awards may be granted to: (i) employees; (ii) non-employee directors; and (iii) individuals or entities providing services to the Company. The number of awards that may be granted to a participant under the Plan is in the discretion of the committee that administers the Plan (described below) and therefore cannot be determined in advance.

Of the shares available for grant under the Plan after the Effective Date of this 2008 Restatement, no more than 4,500,000 may be granted for awards other than options and SARs.

Awards settled in cash do not reduce the number of shares available for grant. If an award expires or is terminated, canceled or forfeited, the shares covered by those awards will again be available for issuance under the Plan. From and after the Effective Date, the following shares will not become available for issuance under the Plan:

(a)	Shares tendered by participants as full or partial payment to the Company upon exercise of options granted under the Plan

(b)	Shares reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and

(c)	Shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

Outstanding awards, as well as the number of shares reserved under the Plan and the maximum number of shares issuable to participants, will be appropriately adjusted to reflect any stock split or similar change to the Company’s capital stock.

The Plan is administered by a committee (“Committee”) consisting of at least two directors who are “non-employee directors” as defined in Rule 16b-3 of the 1934 Securities Exchange Act (the “Exchange Act”) and who are “outside directors” as defined in section 162(m) of the Internal Revenue Code (the “Code”). Members of the Committee are appointed by the Board. The Committee has full authority and discretion to: (i) select participants; (ii) determine the type, size, and conditions applicable to awards; (iii) determine to what extent awards may be settled in cash, shares, or other property; (iv) determine to what extent amounts payable from an award under the Plan may be deferred, either automatically or at the election of the participant; (v) interpret and administer the Plan and any agreement; and (vi) establish rules, appoint agents, and take any other action necessary or desirable for the administration of the Plan. The Committee may delegate all or any part of its authority under the Plan to any employee or committee, except that it may not delegate any action related to grants of awards to individuals who are subject to Section 16 of the Exchange Act or who are “covered employees” as defined by Code section 162(m)(3).

The Board has the sole right and power to amend or terminate the Plan at any time, except that it may not amend the Plan, without approval of Company shareholders, in a manner that would cause options which are intended to qualify as incentive stock options to fail to qualify or in a manner which would violate applicable law. The amendment or termination of the Plan will not adversely affect a participant’s right to any award granted prior to such amendment or termination.

In the event of a change in control of the Company (as defined in the Plan), the Committee may provide such protection as it deems necessary to maintain participants’ rights. The Committee may, among other things, (i) accelerate any time periods relating to the exercise or realization of awards; (ii) purchase an award, upon the participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of the award had it been currently exercisable or payable; (iii) adjust outstanding awards it deems appropriate to reflect such transaction; and/or (iv) cause outstanding awards to be assumed or substituted by the surviving corporation.

Description of Awards

Stock Options. A stock option is the right to acquire shares of common stock at a fixed exercise price for a fixed period of time not to exceed ten years. The option price per share cannot be less than the fair market value of the Company’s common stock on the grant date.

The Committee may grant options intended to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code, as well as non-qualified options (“NQSOs”) under the Plan. ISOs must be granted at the fair market value of the stock on the grant date, must have a 10-year term and must meet the other requirements of Section 422 of the Code. The number of shares for which ISOs may be granted on or after the Effective Date cannot exceed 6,000,000 Shares. We currently do not grant ISOs.

Options cannot be exercised until they are vested. Options granted to date typically vest in three annual installments beginning 18 months after grant. All option terms and conditions will be determined by the Committee.

Stock Appreciation Rights. A stock appreciation right gives a participant the right to receive, for each SAR exercised, an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised and the fair market value of a share on the date the SAR was granted. SARs may have terms up to ten years, may be settled in cash or in stock, as determined by the Committee, and are subject to the terms and conditions expressed in the Award document. We currently do not grant SARs.

Restricted Stock. A restricted stock award is an award of shares of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award document. Recipients of restricted stock have full voting rights and are entitled to receive dividends with respect to the shares during the restriction period, unless otherwise determined by the Committee. The Committee will determine the price, if any, at which restricted stock is sold or awarded to participants. Restricted stock is not transferable during the restriction period. We currently only grant restricted stock to non-employee directors.

Stock Units. A stock unit award is the award of a right to receive shares of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award document. Stock units may be settled in cash or in stock, as determined by the Committee. Stock units represent an unfunded and unsecured obligation of the Company. A participant has no rights as a shareholder with respect to stock units until the units have been converted to shares and delivered to the participant. Stock units may accrue dividend equivalents, as determined by the Committee. The Committee will determine the price, if any, at which stock units are sold or awarded to participants. We currently use stock units in our Executive Stock Unit Program and Deferred Compensation Program, described on page 49.

Performance Awards. A performance award entitles a Participant to receive a specified number of shares of common stock or cash equal to the fair market value of such shares at the end of a performance period, as specified in the award document. The ultimate number of shares distributed or cash paid depends upon the extent to which pre-established performance objectives are met during the applicable performance period. The Company granted its first performance stock unit (“PSU”) awards to about 40 executive officers on January 2, 2008. These awards will vest three years following the grant date based on the Company’s total shareholder return as compared to that of a group of peer companies. See page 36 for additional information regarding these PSU awards.

Other Stock Based Awards. The Committee may grant other stock based awards which may include, without limitation, the grant of shares of common stock and the grant of securities convertible into shares of common stock.

Other Awards. The Committee may provide types of awards under the Plan in addition to those specifically listed, if the Committee believes that such awards would further the purposes for which the Plan was established.

Agreements and Provisions of Awards

The aggregate number of shares subject to options or SARs granted during any calendar year to any one participant may not exceed 1,000,000. The aggregate number of shares subject to performance awards, restricted stock or stock unit awards granted during any calendar year to any one participant may not exceed 1,000,000. The foregoing limitations are subject to adjustment for changes to the Company’s capital stock, but only to the extent that the adjustment will not affect the status of any award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

Awards granted under the Plan may be evidenced by an agreement describing the specific award granted and the terms and conditions of the award. The Committee may require the grant of an award to be conditioned upon the recipient’s execution of an agreement. An agreement may include: description of the type of award; the award’s duration; if an option, the exercise price, the exercise period and the person or persons who may exercise the option; the effect of the participant’s death or termination of employment on the award; the award’s conditions; when, if, and how it may be forfeited, converted into another award, modified, exchanged for another award, or replaced; and the restrictions on any shares purchased or granted under the Plan.

The Committee may require the satisfaction of certain performance criteria as a condition to the grant or vesting of any award.

In the case of awards of restricted stock, performance awards and stock units, performance criteria may be applied to the Company, an affiliate, a subsidiary, division, business unit or individual, or any combination thereof, and may be measured in absolute levels or relative to another company or companies a peer group, an index or Company performance in a previous period. Performance may be measured annually or cumulatively over a longer period of time.

The types of performance criteria that may be used include:

revenue	net cash flow
operating income or net operating income	retained earnings
return on equity	budget achievement
return on assets or net assets	return on capital employed
cash flow	return on invested capital
share price performance	cash available to the company from a
return on capital	Subsidiary or subsidiaries
earnings	gross margin
earnings per share	net margin
total shareholder return	market capitalization
economic value added	financial return ratios
economic profit	market share
ratio of operating earnings to capital spending	operating profits
EBITDA	net profits
EBIT	earnings per share growth
costs	profit returns and margins
operating earnings	stock price
gains	working capital
product development	business trends
leadership	capacity utilization
project progress or completion	quality
increase in total revenues	operating efficiency
net income	compliance and safety
operating cash flow

Performance may be evaluated including or excluding the effect of any of the following events that occur during the applicable performance period:

•	extraordinary, unusual or non-recurring items

•	gains or losses on the disposition of a business

•	the effects of changes in tax or accounting regulations

•	the effects of mergers or acquisitions

•	asset write-downs

The Committee may allow the exercise price of an option or payment price of an award to be paid (a) in cash; (b) by the tender to the Company of shares owned by the participant; or (c) by a combination of both. Options also may be exercised in a broker-assisted cashless exercise or other cashless exercise, as permitted by the Committee.

The Company may withhold from option exercises or other awards any amount necessary to satisfy tax withholding requirements arising from the option exercise or award. The Committee or the Company may, at any time, require a participant to tender to the Company cash in the amount necessary to comply with withholding requirements.

An award may be granted in tandem with another award, except that only SARs may be granted in tandem with an ISO.

Subject to the requirements of Code section 409A, and upon the terms established by the Committee, participants may defer receipt of awards for a time, interest may be paid on cash deferrals and dividends or dividend equivalents may be paid or credited on deferrals denominated in shares.

Modifications to Awards

Any award may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable agreement or with the participant’s consent. The Committee may cancel a participant’s award if the participant violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her individual employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement; or, if during the period of employment or service, the participant establishes a relationship with a competitor of the Company or engages in activity that is in conflict with or adverse to the interest of the Company, as determined by the Company in its sole discretion.

The Committee may permit a participant to surrender an award in exchange for a new award. However, the Committee may not cancel an outstanding option that is underwater for the purpose of reissuing the option to the participant at a lower exercise price or granting a replacement award of a different type. Other than pursuant to a change in the Company’s capital stock, the exercise price of an option or SAR may not be reduced without shareholder approval.

If an award is subject to Section 409A of the Internal Revenue Code, an award may be modified, replaced or terminated in the discretion of the Committee to the extent necessary to comply with such provision. In addition, in the event that a participant is determined to be a specified employee in accordance with Section 409A, any payment upon separation from service, such payments will be made or begin, as applicable, on the first day of the first month which is more than six months following the date of separation from service.

Federal Income Tax Consequences

The following is a summary of the general federal income tax consequences of awards granted under the Plan to U.S. taxpayers. Tax consequences for any particular individual or transaction may be different.

Non-qualified Stock Options and Stock Appreciation Rights. A recipient recognizes no taxable income upon the grant of an NQSO or an SAR. Upon exercise of either, he or she will recognize taxable ordinary income equal to the difference between the fair market value of Company stock on the exercise date and the exercise price. Any additional gain or loss recognized upon the subsequent sale or exchange of the stock will be taxed as a short-term or long-term capital gain or loss, as the case may be.

Incentive Stock Options. A recipient recognizes no taxable income upon the grant or exercise of an ISO (except for purposes of the Alternative Minimum Tax, in which case income recognition is the same as for NQSOs). If a recipient exercises an option and sells the shares more than two years after the grant date and more than one year after the exercise date, he or she will recognize a long-term capital gain or loss equal to the difference between the sale price and the exercise price. If a recipient exercises an option and sells the shares before the end of the 2-year or 1-year holding periods, he or she will generally recognize: (1) taxable ordinary income equal to the difference between (i) the fair market value of the shares at exercise (or at sale, if less) and (ii) the exercise price of the option, plus (2) short-term capital gain on any excess of the sale price over the exercise price.

Restricted Stock, Stock Unit and Performance Awards. A recipient of restricted stock, stock units, performance awards or other awards that are subject to forfeiture prior to vesting generally will recognize no taxable income at the time of grant. When the restrictions have lapsed or the performance criteria have been met (i.e. upon vesting), the recipient will recognize taxable ordinary income equal to the difference between the fair market value of the Company’s stock on the vesting date minus the amount paid, if any, for the shares. For restricted stock, a recipient may elect to be taxed based on the fair market value of the award at the time of grant.

Deferred Compensation. Section 409A of the Code significantly restricts the ability to defer taxation of compensation, including the deferral of income related to awards granted under the Plan. Any deferral of compensation under the Plan or the terms of an award that does not meet the requirements of Section 409A may cause the recipient to be subject to additional taxation and penalties.

Change in Control. If there is an acceleration of the vesting or payment of benefits or an acceleration of the exercisability of options upon a change in control of the Company, all or a portion of the accelerated benefits may constitute “excess parachute payments” under Section 280G of the Code. The recipient of an excess parachute payment incurs an excise tax of 20% of the amount of the payment in excess of his or her average annual compensation over the five calendar years preceding the year of the change in control. The Company is not entitled to a deduction for excess parachute payments.

Tax Effect to the Company. The Company will generally receive a tax deduction equal to the taxable ordinary income recognized by a participant from an award granted under the Plan. The Company’s deduction will be taken in the year the recipient recognizes taxable income.

Special rules limit the deductibility of certain compensation paid to the executive officers named in the Summary Compensation Table of the proxy statement. Section 162(m) of the Code does not allow a deduction for compensation taxable to these executives to the extent such compensation exceeds $1 million, unless certain conditions are met. Compensation arising from the exercise of stock options or SARs granted at fair market value is not subject to the $1 million limit. In addition, certain other awards may qualify as performance-based compensation that is exempt from this deduction limit.

The adoption of this proposal requires the affirmative vote of (i) a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting, and (ii) a majority of the votes cast on this proposal, provided that the total number of votes cast on the proposal represents more than 50% of all shares entitled to vote on the proposal. (See “How are votes counted?” on page 5.)

The Board recommends a vote FOR approval of the amended and restated Flexible Stock Plan.

PROPOSAL FOUR

Walden Asset Management and certain other Company shareholders have notified us that they intend to present the following proposal for consideration at the annual meeting. The names, addresses and number of shares held by such shareholders are available from the Company upon request to the Secretary of the Company. The proposed resolution and supporting shareholder statement are followed by a statement of opposition and a recommendation from the Company’s Board. The Company accepts no responsibility for the proposed shareholder resolution and supporting statement.

PROPOSED SHAREHOLDER RESOLUTION AND STATEMENT:

WHEREAS: Leggett & Platt does not explicitly prohibit discrimination based on sexual orientation or gender identity in its written employment policy;

National polls consistently find more than three-quarters of Americans support equal rights in the workplace for gay men, lesbians and bisexuals. In a Gallup poll conducted in May 2007, approximately 89 percent of respondents favored equal opportunity in employment for gays and lesbians;

According to a June, 2007, survey conducted by Harris Interactive, twenty-eight percent of gay and lesbian employees believe they have experienced discrimination or unfair treatment in the workplace, and forty percent of employees are uncomfortable being open about their sexual orientation with their colleagues;

A 2005 survey by Harris Interactive and Witeck-Combs, showed that 88 percent of gay and lesbian adults considered it extremely or very important that a company have a written non-discrimination policy that includes sexual orientation;

Nineteen states, and the District of Columbia, have laws prohibiting employment discrimination based on sexual orientation; By January 2008, 13 states will have laws in place prohibiting discrimination on the basis of gender identity; Our company has operations in, and makes sales to, institutions in states and cities that prohibit discrimination on the basis of sexual orientation and gender identity;

Leggett & Platt is increasingly an outlier given its lack of an inclusive policy. As tracked by the Human Rights Campaign Foundation’s Corporate Equality Index, many companies in the Fortune 500 Index have implemented best practices and policies to support discrimination free workplaces, including:

•	87% have Equal Employment Opportunity policies that include sexual orientation,

•	30% have Equal Employment Opportunity policies that include gender identity,

•	53% provide domestic partner health insurance,

•	49% have diversity training programs,

•	28% have Employee Resource or Affinity groups for employees

Manufacturing companies, such as Baldor Electric, Deere, Diebold, Donaldson, Dover, Caterpillar, Herman Miller, Illinois Tool Works, Teleflex and United Technologies explicitly prohibit gender identity and sexual orientation discrimination in their written policies;

Other major corporate employers based in Missouri including Anheuser-Busch, Emerson Electric, Enterprise Rent-A-Car, O’Reilly Automotive, Monsanto, Peabody Energy and Sigma-Aldrich also explicitly prohibit this form of discrimination in their written policies;

RESOLVED: The Shareholders request that Leggett & Platt amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity. Programs and policies developed to implement this policy should be based on identified best practices.

STATEMENT: Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity. Because state and local laws differ with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally to avoid costly litigation or damage to its reputation, access employees from the broadest possible talent pool, and ensure a respectful and supportive atmosphere for all employees.

COMPANY’S STATEMENT IN OPPOSITION:

•

We believe the proposed resolution is unnecessary because Leggett is already an equal opportunity employer with a firm and long-standing commitment to preventing discrimination in the workplace. Leggett’s existing anti-discrimination policy states, “We are committed to equal opportunity, and strive to maintain a workplace free of discrimination based on any factors other than the skills and abilities of our applicants and employees. These principles of equal opportunity should be applied in all aspects of employment including: recruiting, hiring, promotion, training, compensation, termination and disciplinary action.”

•

We are committed to the highest ethical standards, which include assuring equal employment and promotional opportunities free of discrimination on any basis other than merit and performance-related qualifications. Our policies reflect our high standards, and we implement these policies in our business operations through ongoing training.

•

We believe our employment record supports our commitment to nondiscrimination. In a company with more than 30,000 employees, we are not aware of a single charge of discrimination based on sexual orientation or gender identity filed with any city, state or federal agency, nor has the Company received notice from any customer or supplier that its employment policies or practices jeopardize its relationship with them. In addition, for over twenty years Leggett has provided employees with access to a national hotline for anonymous reporting of discrimination or harassment in the workplace.

•

We believe our written policies should specifically list only those types of discrimination prohibited by federal law. This approach furthers the Company’s legal compliance efforts by highlighting categories of illegal discrimination and, thus, helps to reduce our compliance costs. We also believe the addition of sexual orientation and gender identity to the list would result in increased costs by encouraging frivolous lawsuits.

•

We believe singling out employees by sexual orientation or gender identity (or any other classification not mandated by federal law) would dilute our policy of prohibiting discrimination in any form and would divert attention from our primary goal of a completely non-discriminatory workplace.

•

We believe that adding sexual orientation to the list of prohibited forms of discrimination may lead to a more expansive agenda, including the addition of domestic partner benefits at a significant cost to the Company.

•

Leggett’s shareholders defeated similar proposals made by Walden Asset Management at the Company’s 2006 and 2007 annual meetings by nearly a 3-to-1 margin each year. We believe this overwhelming rejection by shareholders sent a clear message to our Board that Leggett should oppose this unnecessary and costly addition to our nondiscrimination policy.

The Board of Directors unanimously recommends a vote AGAINST this shareholder proposal.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion  & Analysis

This section discusses our executive compensation program and the rationale for decisions in 2007 affecting the compensation of our Chief Executive Officer, David Haffner; our Chief Operating Officer, Karl Glassman; our Chief Financial Officer, Matt Flanigan; and two Senior Vice Presidents, Paul Hauser and Joseph Downes. The total compensation of these executives in 2007 is reported in the Summary Compensation Table on page 40. We refer to these executives as the “named executive officers” or “NEOs.” Unless otherwise noted, information is presented from the viewpoint of the Company, which is referred to as “we,” “our,” or “us.”

The Summary Compensation Table also includes our Chairman of the Board, Felix Wright. Mr. Wright ceased to be an executive officer of the Company in May 2007 when he began a 2-year consulting term, as provided under the terms of his employment agreement. Decisions regarding Mr. Wright’s compensation, as applicable, will be discussed separately from the other NEOs.

Our Compensation Committee (the “Committee”) works with management and the Board of Directors (the “Board”) to ensure that our executive compensation program:

•	supports the Company’s business objectives

•	attracts, retains and motivates high quality executives

•	links compensation to performance

With those objectives in mind, the Committee conducts a comprehensive review of executive officer compensation each year in March, before approving any salary increases. (The scope of this review is described later.) This review provides the foundation for compensation decisions made throughout the year. The Committee evaluates the total compensation package, as well as each component, in light of the following guiding principles:

•	Does it motivate executives to make decisions that are in the best interests of shareholders?

•	Does it provide greater rewards for superior performance and accountability for poor performance?

•	Does it provide rewards that have a clear link to specific business objectives?

•	Is it competitive with companies with whom we might compete for executive talent?

•	Is the cost reasonable?

•	Is it fair relative to the compensation of our other executives?

The Board and management spent much of 2007 assessing the Company’s business strategy and, with the help of a management consulting firm, developed a new long-term strategic plan. We announced the new strategic plan in November 2007. Actions taken under the plan, including a major restructuring that should reduce our total revenue by about 20%, are intended to improve Total Shareholder Return (TSR). TSR combines share price appreciation and dividends paid to show the total return to the shareholder over a specified period. In connection with this strategic shift, the Committee evaluated the objectives and design of our executive compensation program throughout 2007 and ultimately made two critical changes that became effective in 2008—it revised the annual incentive plan and increased compensation tied to performance. We will explain those changes in the following discussion.

The Role of Management, the Board of Directors and Outside Advisors in Compensation Decisions

The Committee determines the overall structure and design of our executives’ total compensation package and decides the individual amounts paid and awarded to each executive officer. However, the approval of the full Board is required for employment agreements and severance benefit agreements for executive officers. The Committee reports its actions to the Board at each Board meeting.

From time to time, the Committee will engage an outside compensation consultant to assist it in carrying out its responsibilities. However, it did not do so in 2007. The Committee often invites the Chief Executive Officer, Chairman of the Board, Chairman Emeritus of the Board, Corporate Secretary and Vice President of Corporate Affairs & Human Resources to attend Committee meetings. While these individuals participate in discussions about executive compensation matters, they have no vote on specific pay decisions. Committee members frequently meet in executive session. Mr. Haffner makes recommendations to the Committee regarding the level of compensation for the other named executive officers, with input from Mr. Glassman on those executives who report to him. Mr. Haffner is excluded from meetings in which his own compensation is being discussed and decided.

The Annual Review and Use of Compensation Data

Compensation decisions are made at various times during the year. Each year in March, at the same time the Company is evaluating performance and considering salary increases for employees, the Committee reviews the total compensation package for executive officers. Because the review coincides with salary increases, it is most likely to influence base salary decisions. However, in the same way that an investor might annually review her investment portfolio to make sure her asset allocation mix still reflects her financial goals, the Committee’s review serves as a check to make sure the total package still reflects its overall compensation objectives. Just as changing life circumstances require periodic adjustment to an investment portfolio, internal and external changes affecting our business require periodic adjustment to our executive compensation package.

In connection with its 2007 annual compensation review, the Committee evaluated the following data assembled and prepared by Company personnel:

•	Compensation survey data published by two national consulting firms

•	The total compensation paid to executive officers in 2006, including detail about each pay component

•	The cash-to-equity ratio and fixed-to-variable pay ratio for executive officers individually and in the aggregate

•	Each executive’s compliance with our stock ownership requirements

•	Each executive’s accumulated wealth from outstanding equity awards, including a sensitivity analysis of the impact of changes in our stock price

•	The estimated value of potential payments and benefits arising upon a termination of employment or a change in control of the Company

In general, the Committee uses this information to develop a complete picture of each executive’s total compensation package in the context of past decisions, internal pay relationships and the external market. These analytic tools serve to inform and guide the Committee in its deliberations but, unless specifically noted elsewhere in this discussion, do not directly impact specific compensation decisions.

In 2007, the Committee reviewed compensation survey data published by Watson Wyatt and Towers Perrin (collectively, the “2007 Survey Data”). From each firm’s survey, we compiled and evaluated the data of manufacturing companies that most closely match our revenues and the individual executive’s job description. The Watson Wyatt survey consisted of 276 companies at the CEO level and the Towers Perrin survey consisted of 70 companies at the CEO level. The survey size decreased for positions below the CEO level because not all companies in the survey have the same positions. Accordingly, the number of companies in the comparison pool varied by position.

We have not compared our compensation to a smaller, custom-selected peer group of companies. Given the complexity of our markets and the diversity of our product lines, we have been unable to identify a large enough group of companies that are enough like us to make such a comparison meaningful and accurate.

The Committee used the 2007 Survey Data to get a general sense of the competitive market. Because survey results vary due to differences in methodologies and survey populations, the Committee did not target any compensation element to a specific percentile of the 2007 Survey Data. Instead, the Committee compared our executives’ compensation, calculated using each survey’s specific methodology, to that of the 2007 Survey Data to get a general idea of how much other companies pay for executive positions similar to ours. The Committee considers this market analysis important to its objective to attract and retain high quality executives while keeping the total cost of management reasonable.

As a result of its annual review, the Committee concluded that our executive officers’ long-term incentive compensation opportunity and annual cash incentive opportunity were both too low, relative to the external market data. In addition, they determined that the base salary for the CFO was too low. Based on this assessment, the Committee took the following actions:

•	Approved a base salary increase for the CFO that was higher than the increases for other executive officers (discussed in more detail later)

•	Spent the remainder of the year working with management to design a new equity award, performance stock unit awards, specifically linked to the Company’s strategic goals

•

Revised the annual incentive plan applicable to operating executives to create better alignment with the Company’s new strategic plan. In this regard, the Committee directed its attention to providing the proper incentives and rewards rather than simply increasing the size of the incentive opportunity.

Total Compensation Package

Our executive compensation program is designed to deliver a mix of fixed and variable compensation paid in cash and equity. In 2007, the primary components of the program were:

2007 Compensation	Fixed/Variable	Cash/Equity
Base Salary	Fixed	Cash
Annual Incentive	Variable	Cash
Stock Options	Variable	Equity

The percentage of each component relative to the total is not determined by any specific formula. In keeping with our overall objective to link compensation to Company performance, the Committee makes sure that a significant percentage of the total compensation package is structured as variable, or “at risk,” compensation. The decision about how much of the variable compensation should be delivered in cash or options or other equity is likewise not reduced to a formula. Each component measures a different aspect of Company performance over a different time span, and the allocation between components is subject to the Committee’s subjective judgment.

The fixed component, base salary, represents the Company’s basic agreement with its executives for compensation in exchange for services and is intended to be reasonably competitive with other companies with whom we may compete for executive talent. The Committee currently intends to keep base salaries below the $1 million threshold set by Section 162(m) of the Internal Revenue Code to maximize the Company’s tax deduction.

The variable components are intended to tie our executives’ wealth creation potential to that of shareholders and to motivate executives to perform to their highest potential. The better the Company performs, the greater the executives’ reward and vice versa. The variable components are designed to reward different measures of Company performance. The annual incentive is linked to internal financial measures (specifically, return on net assets and business unit budget targets), while stock options reward an increase in our stock price.

We also offer executives two equity-based programs, the Executive Stock Unit Program (the “ESU Program”) and the Deferred Compensation Program. These programs are intended to encourage executives to convert their cash compensation into equity. The ESU Program is our primary retirement plan for executives, and is payable entirely in Company stock. Executive officers also have a long history of voluntarily deferring cash compensation into equity under the Deferred Compensation Program. These programs are described in more detail on page 49. The Committee considers these programs a highly effective means of ensuring that executives have a significant stake in the Company’s success.

As previously mentioned, the Committee decided to increase the percentage of the executives’ variable compensation in 2008 by introducing a new equity component, performance stock unit (“PSU”) awards, into our executive compensation program. (Because they were granted in 2008, these awards are not reflected in the Summary Compensation Table on page 40.) See page 36 for a discussion of these awards and the Committee’s rationale for making this change.

As a result of the PSU awards, the primary components of our executive compensation program for 2008 reflect a pronounced shift toward variable compensation in the form of equity:

2008 Compensation	Fixed/Variable	Cash/Equity
Base Salary	Fixed	Cash
Annual Incentive	Variable	Cash
Stock Options	Variable	Equity
PSUs	Variable	Equity

The effect of the change is further shown below. The first two charts compare the ratio of fixed-to-variable compensation for the NEOs in 2007 to the current 2008 package, and the second set compares the ratio of cash-to-equity compensation.

The addition of PSU awards will increase the variable and equity components of the NEOs’ total compensation package by about 25%. (These illustrations include only the four primary compensation components listed in the chart above and assume the value of equity awards to be equal to the grant date fair value of the awards. Due to the use of different valuation methodologies, these illustrations are not comparable to the compensation amounts reported in the Summary Compensation Table on page 40.)

Compensation Differences Among Executives and the Role of Individual Performance

Several factors impact the amounts we pay to our executives. The Committee considers the level of responsibility for each position relative to other executive positions within the Company, how the compensation package for that position compares to the competitive market for similar positions, the executive’s tenure and experience in the position, the executive’s individual contributions, and the need to retain the executive.

We have not established individual performance objectives for our executive officers. Any decisions to adjust compensation in recognition of individual excellence or weakness are subjective and are most likely to be reflected in base salary.

The Committee makes a distinction between the top two executive positions (the Chief Executive Officer and the Chief Operating Officer) and the remaining executive officer positions. Base salaries, as well as annual incentive targets and stock option multiples, are higher for the CEO and COO in recognition of their greater scope of authority and level of responsibility. The Committee also uses a different schedule for calculating the annual incentive award payout for these two positions. The payout schedule for the CEO and COO requires a higher level of performance before any award becomes payable, and it provides a higher percentage payout for exceptionally high performance (see page 34). This is consistent with the Committee’s philosophy that executive officer compensation should provide greater rewards for superior performance and accountability for poor performance.

With respect to relationships between individual positions, the Committee does not establish the compensation level for any position as an absolute percentage of any other position. Instead, compensation decisions involve a high degree of discretion and are influenced by the factors previously mentioned. The one exception has been the pay relationship between the CEO and COO. Historically, the Committee has determined that our COO’s base salary should be approximately 80% of the CEO’s base salary to reflect the relative responsibilities of these two positions. While the Committee maintained that relationship in setting 2007 base salary, it chose not to maintain that ratio in determining the number of PSU awards to grant in 2008. Instead, the Committee exercised discretion and granted a higher percentage of PSUs to Mr. Haffner in recognition of (i) his critical responsibilities, including execution of the strategic plan, and (ii) the degree to which his long-term incentive compensation lagged behind that of other CEOs in the 2007 Survey Data.

Compensation Elements

Base Salary. Base salary is the key driver of our executives’ total compensation package, because incentive compensation is typically established as a percentage of base salary. The Committee believes it is important to evaluate base salaries relative to the market in order to protect the Company’s ability to retain its executives and attract new executives when necessary. Accordingly, the Committee reviewed the 2007 Survey Data to determine how our NEO salaries compared to the competitive market for similar positions. The Committee expects our NEO base salaries, collectively, to be at about 75% of the market median. At the time of the Committee’s review, the base salaries of our NEOs ranged from 65% to 100% of the market median in the Watson Wyatt survey and from 58% to 95% of the market median of the Towers Perrin survey. The Committee considers this range appropriate because: (i) Leggett is a conservative company headquartered in an area with a low cost of living; (ii) we have traditionally “grown our own” managers, building a solid management team with a shared vision and strong ties to the Company; and (iii) we are committed to remaining competitive in a global market.

Each year, the Company sets a merit increase budget for salaried U.S. employees based on Consumer Price Index (CPI) data, other national economic data and our own business climate. For 2007, this merit increase budget was 3.5%. The Committee considers this merit increase figure as one factor in determining salary increases for executive officers.

Mr. Haffner and Mr. Glassman have the option to terminate their respective employment agreements without further obligation to the Company if they do not receive a salary increase for any year, unless the failure to receive an increase was due to a company-wide salary freeze applicable for the year.

Based on its evaluation, the Committee increased the base salaries of the NEOs in 2007 as follows: Haffner—4.5%; Glassman—4.5%; Flanigan—8.8%; Hauser—3.8% and Downes—8.0%. As previously mentioned, the larger increase for Mr. Flanigan was driven by the external market data. Mr. Flanigan is relatively new to his position as CFO, and the Committee has been gradually increasing his compensation relative to the market as his skills, experience and contributions increase. The larger increase for Mr. Downes was an acknowledgement of his particularly outstanding management of the business units under his supervision and his pay relative to the other executive officers.

Annual Incentive Awards. We make annual incentive awards to our executive officers under our 2004 Key Officers Incentive Plan (the “Plan”) based on the Company’s operating results for the year. The Committee did not target annual incentive compensation to any particular percentage of the 2007 Survey Data.

There are two award formulas under the Plan, one for Corporate Participants and one for Profit Center Participants. Messrs. Haffner, Glassman, Flanigan and Wright are Corporate Participants, while Messrs. Hauser and Downes are Profit Center Participants. The formula differences tie the award payouts to that portion of the Company’s performance most directly related to the participant. Under the Corporate Award Formula, the award is determined entirely by the Company’s performance on a consolidated basis. Mr. Wright’s incentive award was prorated to reflect five months of service as an executive officer. Under the Profit Center Formula, 75% of the award is determined by operating unit performance and 25% by corporate performance.

A participant’s award payout is determined by applying the appropriate award formula to a percentage of his salary (the “Target Percentage”), as shown in the example below.

Base Salary	$300,000
Target Percentage	x 40%

Potential award	$120,000

Target Percentages are generally based on the executive’s position in the Company. The higher the position, the higher the Target Percentage. For 2007, the NEOs’ Target Percentages were:

Incentive Award Target Percentages
Haffner	70%
Glassman	60%
Flanigan	40%
Hauser	44%
Downes	44%
Wright	60%

The Corporate Formula is based on the Company’s return on net assets (RONA). To determine RONA, we start with two items reported in the Company’s consolidated financial statements: earnings before interest and taxes (EBIT) and total assets. To determine the “return” aspect of RONA, we adjust EBIT by adding back annual incentive award payments and any Company matching contributions under our equity plans. To determine the “net assets” aspect of RONA, we: (i) deduct cash and current liabilities, (ii) adjust for accumulated other comprehensive income (deduct if positive, add back if negative) as reported in the shareholders’ equity section of our balance sheet, and (iii) average all quarterly calculations. Acquisitions are excluded from the award calculations during the first two years after the acquisition date. Except for the effect of excluded acquisitions, RONA, and its relationship to the annual incentive award payouts, can be calculated from the Company’s published financial statements. We internally track the impact of recent acquisitions.

When the Committee approved the Corporate Formula in March, it did not anticipate that we would incur significant restructuring charges in 2007. However, in connection with the launch of our new strategic plan, we recorded significant restructuring charges in the fourth quarter of 2007. As a result, our 2007 RONA was projected to fall below the threshold level for any award payout to Corporate Participants. However, Profit Center Participants (as well as a large number of non-executive managers participating in a different incentive plan) were still on track to receive a payout under their respective award formulas. The Committee believed this disparity created an internal equity and fairness problem among our executives. Consequently, the Committee modified the Corporate Formula under the Plan to exclude restructuring-related charges. As a result, payouts under the Plan to our named executive officers are no longer considered to be “performance-based compensation” for purposes of Section 162(m). To the degree that these payouts cause certain of our NEOs to receive more than $1 million in non-performance-based compensation in 2008, the Company will not receive a tax deduction for the portion of this compensation that exceeds $1 million. The Committee expects only Mr. Haffner to exceed the $1 million cap. Accordingly, the Committee determined that the internal equity and fairness concerns outweighed this relatively small lost tax deduction.

In 2007, RONA was 13.1%, resulting in a Corporate Participant payout of 56% as determined under both the general participant and Senior Executive payout schedules. (The Senior Executive payout schedule applies to the Chairman of the Board, CEO and COO.) Individual payouts to the named executive officers are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 40.

2007

RONA PAYOUT SCHEDULES

General Participants		Senior Executive
RONA	Payout	RONA	Payout
10%		10%
11%	35%	11%
12%	45%	12%	45%
13%	55%	13%	55%
14%	65%	14%	65%
15%	85%	15%	85%
16%	105%	16%	105%
17%	125%	17%	130%
18%	145%	18%	160%
19%	165%	19%	190%
20%	185%	20%	220%

The Plan gives the Committee discretion to reduce an executive officer’s award by up to 10% based on its evaluation of the individual’s performance during the year. The Committee generally does not exercise this discretion and did not do so in 2007.

In setting the payout schedule, the Committee evaluated several possible payout scenarios and chose one it thought struck an appropriate balance between accountability to shareholders and incentive for participants. If the threshold is too low, employees don’t have enough incentive to strive for higher returns, but if it’s too high, employees perceive it as unattainable. The Committee recognizes that either extreme demonstrates an improper alignment of executive compensation and shareholder interests and determined that this payout schedule struck the proper balance.

Under the Profit Center Formula, the payout schedule begins at 25% when the Profit Center’s operating income is 62.5% of budgeted operating income and ends at 100% when operating income is equal to 100% of budgeted operating income, as illustrated below.

2007

PROFIT CENTER PAYOUT TABLE

Budget % Achieved	Pays This %
62.5	25
70	40
80	60
90	80
≥100	100

To illustrate how an award payout is calculated for a Profit Center participant, assume the participant has a $120,000 potential award. Further assume the participant’s Profit Center achieves 90% of budgeted operating income and the Company achieves 12% RONA. The award payout would be calculated as follows:

Profit Center portion	$72,000	(75% x 80% x $120,000)
Corporate portion	$13,500	(25% x 45% x $120,000)

Total award	$85,500

Mr. Hauser’s Profit Center payout for 2007 was 76% and Mr. Downes’ was 63%.

Incentive Plan Changes in 2008. In connection with the launch of the Company’s new strategic plan, the Profit Center Award has been revised to more closely tie each executive’s incentives to the business, assets and employees under his control. In 2008, the Profit Center Formula will be based 50% on budget achievement and 50% on return on capital employed (ROCE). The Committee believes this revised formula will provide greater rewards, greater accountability and greater control as follows:

•	Greater rewards—the incentive award payout cap has been increased from 100% to 150% to provide a greater incentive to our executives.

•	Greater accountability—the incentive award payout threshold has been increased from 62.5% of budgeted operating income to 80% of the budgeted target.

•	Greater control—the incentive award payouts will be tied to the financial and operational outcomes that participants can most closely control.

The Committee chose the ROCE metric because it rewards executives for actions that make efficient use of the assets under their supervision, such as reducing inventory, increasing production, and managing working capital. The efficient use of assets permits the Company to maximize its returns with the least amount of investment.

Equity Awards. Stock options represent a significant portion of the total compensation package for our executive officers. We continue to believe options are an excellent means of aligning shareholder and executive wealth, since an option’s value is contingent on and directly proportional to increases in the Company’s stock price. Stock options have the potential to deliver significant returns if the Company performs well. The risk/reward ratio of options is consistent with our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance.

We grant options to a broad group of key employees and carefully manage the use of shares authorized for issuance under our Flexible Stock Plan. This Stock Plan is administered by four independent directors, who currently are the same directors comprising the Compensation Committee. Option grants are not timed to correspond to the release of material information. In keeping with our option grant policy, the Committee holds a telephone meeting on the first business day of the year to approve the annual grant. The exercise price of the options is equal to the closing market price of the Company’s common stock on the option grant date.

The size of the option awards granted to our executive officers is determined as a multiple of base salary divided by the fair market value per share of the Company’s common stock on the option grant date. Currently, this multiple is 3x base salary for the CEO and COO and 2.5x base salary for the other NEOs. Without targeting any specific percentage, the Committee sets these multiples to achieve what it considers an appropriate percentage of variable pay relative to the total compensation package.

The Committee reviewed the value of outstanding stock options held by the executive officers and the grant date fair value of their annual grants over the past five years as part of its annual review. The Committee monitors this information to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executives’ accumulated variable compensation. It does not, however, reduce or increase current year awards based on the value of outstanding awards. In the Committee’s view, to do so would undermine the purpose of these incentive awards. For example, the NEOs’ outstanding options have little or no value at the Company’s current stock price. This is an appropriate linkage of performance and compensation. If the Committee were to increase the current year’s award because the previous awards had not yet yielded any gains, this action would eliminate accountability for the performance that resulted in the lack of value in the outstanding awards. This would be inconsistent with the Committee’s philosophy that compensation should provide greater rewards for superior performance and accountability for underperformance.

Executive officers also have the opportunity to defer their cash compensation into stock options under our Deferred Compensation Program. The size, timing and conditions of those awards are established by the terms of the Program. As noted in the Outstanding Equity Awards at 2007 Year End Table on page 44, Deferred Compensation options represent a significant percentage of each named executive officer’s outstanding stock options.

Equity Changes in 2008. In connection with the launch of the Company’s new strategic plan, the Committee added a new equity component, performance stock unit awards, to our executives’ total compensation package in 2008 to increase their equity compensation and to align more closely executive compensation with the Company’s strategic focus on total shareholder return (TSR). The Committee decided to increase equity compensation because the 2007 Survey Data indicated the long-term incentive (LTI) component of our executives’ compensation was in the bottom quartile compared to companies of similar revenue size. The 2007 Survey Data indicated our total compensation was also well below median, a position that may well jeopardize the retention of key executives and prevent us from attracting new executive talent.

The Committee chose to grant PSUs to achieve its equity objectives because they:

•	are wholly performance-based

•	are directly linked to a specific business objective

•	reward executives for actions that increase shareholder value

•	provide greater rewards for superior performance and accountability for under performance

•	provide compensation that is tax-deductible under Section 162(m).

The Committee believes these PSU awards will provide a critical incentive for executives to successfully execute the Company’s new strategic plan and ensure successful completion of the announced major restructuring.

PSU awards are to be paid out in shares of the Company’s common stock at the end of a three-year performance period, based on the Company’s TSR relative to the TSR of a group of peer companies (the “Peer Group”). The Peer Group consists of all the companies in the Industrial, Materials and Consumer Products sectors of the S&P 900 (approximately 330 companies). These businesses were selected as the Peer Group because nearly all of our business units fall into these sectors.

The Committee chose the TSR metric because TSR is the key driver for our new strategic plan. TSR will be calculated as the change in the Company’s stock price over the performance period plus accumulated dividends divided by the Company’s stock price at the beginning of the period. This calculation will assume dividends are reinvested on the dividend payment date.

As illustrated below, a percentage of each executive’s base award becomes payable at the end of the three-year performance period, based on how our TSR ranks relative to the Peer Group TSR:

Payout Schedule
Performance Level	Percentile Rank	Payout %
Maximum	≥75th	175%
Target	50th	75%
Threshold	25th	25%
	<25th	0%

To determine the size of the PSU awards, the Committee calculated the additional value that would be required to bring the LTI component of our total compensation package to approximately 75% of the survey median of comparable companies in the 2007 Survey Data. For our CEO and COO, the Committee considered their individual LTI relative to the 2007 Survey Data for their respective positions. For the remaining named executive officers, the Committee considered the aggregate LTI value for similar positions in the survey to determine the shortfall on an aggregate basis. Although it considered the degree to which we fell short of the 75% of median mark, the Committee did not target the awards to this point. Instead, it sets the awards generally within that range, considering each executive’s contributions, level of responsibility and importance to the strategic plan. The awards to the CEO and COO are significantly larger than those of the other executive officers in recognition of the responsibility and demands of their positions, in addition to consideration of their compensation relative to the external market.

The addition of the PSU awards to our executive compensation program did not influence the Committee’s decision regarding any other compensation component for our named executive officers. In particular, the PSU awards did not replace or reduce stock option grants. The Committee’s objective in introducing the PSU awards was to increase the equity component of our total compensation package. By adding a different type of equity to the package instead of just increasing stock options, the Committee has adopted a “portfolio” approach to equity. This approach links compensation to multiple financial measures and mitigates the limitations inherent in using any single vehicle.

Other Compensation Programs. As previously mentioned, the NEOs can choose to participate in the Company’s Deferred Compensation Program and Executive Stock Unit Program. These Programs, described on page 49, encourage executive officers to build a long-term stake in the Company.

The Company previously offered a defined benefit Retirement Plan that was frozen on December 31, 2006. Employees who had previously participated in the Retirement Plan were offered a replacement benefit. The replacement plan is a tax-qualified defined contribution Section 401(k) Plan, called the “Retirement K.” The Retirement K includes an age-weighted Company matching contribution designed to replicate the future benefit pre-empted by the Retirement Plan freeze.

NEOs cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or resulting from their participation in the Deferred Compensation Program. Consequently, we maintain a non-qualified “Excess Retirement K Plan” which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K.

Perquisites and Personal Benefits. The Company’s philosophy is that perquisites should not be a significant part of our total compensation package. In 2007, the aggregate value of perquisites averaged less than 1% of each NEO’s total compensation, the bulk of which is attributable to the use of a Company car. Accordingly, we believe these benefits are appropriate when viewed in the overall context of our total compensation package.

Employment and Change in Control Agreements

In connection with the CEO succession plan implemented in May 2006, the Committee negotiated three-year employment agreements with Mr. Haffner and Mr. Glassman to secure the mutual commitment between these executives and the Company necessary to ensure a smooth and successful management transition. The material terms of these employment agreements are described on page 50.

The Company also has severance benefit agreements with Mr. Haffner and Mr. Glassman. These agreements, which have no stated expiration date, are designed to protect both the executives’ and the Company’s interests in the event of a change in control of the Company. The material terms of these agreements and the Company’s potential financial liability arising from these agreements are described on page 56.

The severance benefit agreements provide for certain benefits if the Company terminates the executive’s employment or if the executive quits for good reason following a change in control of the Company. This “double trigger” arrangement, which requires both a change in control of the Company and a termination of employment must occur before benefits are triggered, is intended to provide continuity for the business by encouraging the continued employment of the executive following the change in control. The new PSU awards granted in 2008 also require a double trigger for accelerated vesting.

The Committee believes the severance benefit agreements protect shareholder interests by reducing the distraction and uncertainty of key executives during a rumored or actual change in control of the Company. The agreements reinforce and encourage the executives’ continued attention and dedication to their duties and provide incentives for them to remain with the Company during the transition. Continuation of the management team is often a crucial factor for the acquiring company. Severance benefits that encourage the executives to continue in their positions, therefore, may result in shareholders receiving a higher value from the deal.

The Committee considers the potential amounts payable under these agreements as part of its annual compensation review, but it did not review the agreements in 2007. The Committee last reviewed and amended these agreements in 2006, in connection with the CEO succession. At that time, the Committee modified the agreements to provide that, if benefits payable under the agreements are less than 10% above the Section 280G limit, the benefits will be capped at $1 below the Section 280G limit. This change protected the Company from incurring costs that would be disproportionate to the benefit delivered to the executive. Otherwise, the Committee found the benefits appropriate and in line with market practices.

The benefits provided under these agreements do not impact the Committee’s decisions regarding other elements of the executives’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.

The terms and conditions of the Company’s stock options also provide for the immediate vesting in the event of a change in control. This “single trigger” provision is the same for all optionees. The acceleration of equity vesting in a change in control is a common market practice, designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the deal.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1 million paid to certain executive officers. Our policy is to take reasonable and practical steps to avoid or minimize compensation that exceeds the $1 million cap. All compensation paid to the NEOs in 2007 was deductible for federal income tax purposes.

Executive Stock Ownership

We believe executive officers should have a meaningful ownership stake in the Company to align their interests with those of shareholders. We expect executive officers to attain within five years, and maintain thereafter, certain levels of stock ownership. The stock ownership guidelines are as follows:

Chief Executive Officer	5x base salary
Chief Operating Officer, Chief Financial Officer	3x base salary
All other Executive Officers	2x base salary

Shares of the Company’s stock owned outright, stock units, and the net shares acquirable upon the exercise of deferred compensation stock options are included in the ownership totals. A drop in the stock price can cause an executive who previously met the threshold to fall below it temporarily. An executive who has not met the ownership requirement, or falls below it due to a drop in the stock price, must hold any net shares acquired upon the exercise of stock options or vesting of performance stock units until he meets the ownership threshold.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

R. Ted Enloe III (Chair)

Richard T. Fisher

Judy C. Odom

Phoebe A. Wood

SUMMARY COMPENSATION TABLE

The following table reports the total 2007 compensation of our Chief Executive Officer, David Haffner, Chief Financial Officer, Matthew Flanigan, and the three other most highly compensated executive officers, Karl Glassman, Paul Hauser and Joseph Downes. It also includes the total 2007 compensation of our Chairman of the Board, Felix Wright, who ceased to be an executive officer of the Company in May 2007. Collectively, we refer to these six executives as the “Named Executive Officers” or “NEOs.”

Our executives frequently defer a portion of their cash compensation under the Company’s Deferred Compensation Program. This Program is described on page 49. To encourage executives to defer cash compensation into Company equity, the value of the equity received in lieu of the foregone cash compensation is greater than the value of foregone cash. In the table below, compensation is presented in the appropriate columns for which it was earned, without regard to the deferral, except that the portion of an equity award attributable to the discount is reflected in either the Stock Awards or Option Awards column, depending on whether the executive deferred cash into stock units or stock options. The full grant date fair value of the equity awards granted in lieu of the cash compensation is reflected in the Grants of Plan-Based Awards Table on page 43.

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(1)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)		All Other Compensation ($) (1)(5)		Total ($)
David S. Haffner,	2007		$800,577				$1,070,738		$317,520		$19,912		$192,047		$2,400,794
President & Chief Executive Officer	2006		$753,041		—		$803,903		$499,100		$5,319		$172,244		$2,233,607
Matthew C. Flanigan, Senior Vice President—Chief Financial Officer	2007 2006	$ $	319,365 293,269		$99,189 —	$ $	153,040 226,333	$ $	73,136 110,400	$ $	6,125 859	$ $	61,128 48,627	$ $	711,983 679,488
Karl G. Glassman,	2007		$640,462				$366,131		$217,728		$16,662		$157,968		$1,398,951
Executive Vice President & Chief Operating Officer	2006		$602,434		—		$380,373		$342,240		$11,310		$128,190		$1,464,547
Paul R. Hauser,	2007		$308,258				$265,479		$97,250		$24,171		$75,904		$771,062
Senior Vice President, President—Residential Furnishings Segment	2006		$289,927		$18,799		$101,233		$129,360		$16,881		$55,874		$612,074
Joseph D. Downes, Jr. Senior Vice President, President—Industrial Materials Segment	2007		$264,615				$240,155		$72,765		$2,638		$43,968		$624,141
Felix E. Wright, Chairman of the Board	2007 2006	$ $	797,211 753,171	$ $	230,987 310,595	$ $	769,046 423,643	$ $	98,000 441,600		$546,344 —	$ $	188,421 202,987	$ $	2,630,009 2,131,996

(1)	Amounts reported in these columns include compensation that was deferred into a cash deferral, stock unit deferral or option deferral under the Company’s Deferred Compensation Program, as follows:

2007 Cash Deferrals: Haffner—$1,116,313; Glassman—$411,337; Hauser—$100,000; Downes—$50,000

2007 Stock Unit Deferrals: Flanigan—$390,913; Wright—$922,112

2006 Stock Unit Deferrals: Hauser—$75,196; Wright—$1,242,378

2006 Option Deferrals: Haffner—$1,222,806; Flanigan—$397,825; Glassman—$375,000

See the Grants of Plan-Based Awards Table on page 43 for further information on the equity awards received in lieu of cash compensation in 2007. Amounts deferred into cash deferrals are included in the aggregate numbers reported in the Non-Qualified Deferred Compensation Table on page 50.

(2)	Amounts reported in this column represent the discount on stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program. Under the Program, stock units are acquired at a 20% discount to the market value of the Company’s stock on the acquisition date.

(3)	The amounts reported in this column may reflect two types of stock options: (i) regular compensatory options; and (ii) the premium on options granted in lieu of cash compensation under the Deferred Compensation Program. In 2007, all amounts reported are for regular compensatory options.

Amounts reported for 2007 represent the compensation expense the Company recognized for financial reporting purposes related to options granted in 2004-2007, calculated using the Black-Scholes option valuation model. For a description of the assumptions used in calculating the grant date fair value of these options, see Footnote L of the Company’s Forms 10-K filed on February 27, 2007 and February 26, 2008.

(4)	Amounts reported in this column represent the change in the present value of each executive’s accumulated benefit under the Company’s defined benefit Retirement Plan, the discount on stock unit dividends acquired through the Executive Stock Unit Program and the Deferred Compensation Program, and the above-market portion of interest accrued on cash deferrals under the Deferred Compensation Program, as set forth below.

	Haffner	Flanigan	Glassman	Hauser	Downes	Wright
Change in Pension Value (a)	$16,299	$3,974	$12,113	$21,109	—	$(3,669)
Change in Supplemental Pension Value (b)	—	—	—	—	—	$519,442
ESU Program (c)	$2,987	$1,520	$4,254	$2,157	$1,752	$3,700
Deferred Comp Program— discount on stock unit deferrals (d)	—	$631	—	$824	$809	$26,871
Deferred Comp Program— above-market interest on cash deferrals (e)	$626	—	$295	$81	$77	$—

Totals	$19,912	$6,125	$16,662	$24,171	$2,638	$546,344

(a)	The defined benefit Retirement Plan is described on page 48. Although Mr. Wright continues to participate in the plan, he is past Normal Retirement Age and has been receiving distributions from the plan for several years. The distribution he received in 2007 was greater than the additional benefit he accrued under the plan, resulting in a reduction of the benefit payable under this plan.

(b)	Mr. Wright has a supplemental pension plan, described on page 48. The supplemental pension becomes payable upon Mr. Wright’s termination of employment or the end of his consulting term. Originally, the Company expected Mr. Wright to begin receiving the supplemental pension payments in June 2010. The change in the value of the supplemental pension is due to the revised assumption that the payments will begin in June 2009 and a change in the discount rate used for financial reporting purposes.

(c)	Stock unit accounts under the ESU Program are credited with dividend equivalents acquired at a 15% discount to market value. The 15% discount on those dividend equivalents is included in this column.

(d)	Under the Deferred Compensation Program, participants who elect to forego cash compensation in exchange for stock units receive dividend equivalents acquired at a 20% discount to market value. The 20% discount on those dividend equivalents is included in this column.

(e)	Under the Deferred Compensation Program, participants who elect a cash deferral earn interest at a rate slightly above market. The above-market portion of the interest earned in 2007 is included in this column.

(5)	Amounts reported in this column are set forth below:

	Haffner	Flanigan	Glassman	Hauser	Downes	Wright
ESU Program matching contributions and discount on contributions (a)	$139,533	$45,268	$119,952	$53,170	$43,160	$122,398
Company matching Retirement K contributions	$10,221	$4,030	$14,880	$19,457	—	$12,400
Retirement K Excess payments (b)	$30,031	$10,100	$16,015	$7	—	$30,570
Life and/or disability insurance benefits	$6,449	$810	$1,994	$2,322	—	$15,867
Fees for service as a director	$3,000	—	$3,000	—	—	$3,000
Tax gross-ups (c)	$2,813	$920	$2,127	$948	$808	$4,186
Perquisites (d)	—	—	—	—	—	—

Totals	$192,047	$61,128	$157,968	$75,904	$43,968	$188,421

(a)	Under the ESU Program, executives contribute up to 10% of compensation above a certain threshold to purchase stock units at a 15% discount from the market value of Company stock on the purchase date. The Company matches 50% of the executive’s contribution and will match up to an additional 50% if certain financial objectives are met for the year. ESU accounts earn dividend equivalents, also at a 15% discount. This amount represents the Company’s matching contributions and the discount on those contributions. (See footnote (4)(c) for information related the discount on dividend equivalents.)

(b)	The Retirement K Excess Program allows executive officers to receive the full match benefit they would otherwise be entitled to under the Company’s matching 401(k) Plan if they were not subject to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act. Unless an executive elects to defer them under the Deferred Compensation Program, Retirement K Excess payments are paid in cash no later than March 15 of the year following the year in which they are earned.

(c)	The Company provides a gross-up for the FICA-HI (Medicare) tax on income related to ESU Program contributions. Mr. Wright also received a tax gross-up for income imputed to him when his spouse accompanied him on a business entertainment trip.

(d)	None of the Named Executive Officers received perquisites or other personal benefits with a value of $10,000 or more in 2007. Executive officers receive limited perquisites, including: a car allowance or use of a Company car; executive physicals; and financial, legal and tax planning services provided by in-house or outside professionals. For disclosure purposes, perquisites are valued at the aggregate incremental cost to the Company. From time to time, an executive’s spouse will accompany the executive on a business entertainment trip on the Company plane. If the spousal travel results in any lost tax deduction for the Company, the amount of the disallowed tax deduction is considered perk income to the executive.

Grants of Plan-Based Awards in 2007

The following table sets forth, for the year ended December 31, 2007, information concerning each grant of an award made to the Company’s Named Executive Officers in 2007 under any plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (4)		All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)
David S. Haffner	—	$252,182	$515,572	$532,500
	1/3/07						98,475	$23.61	$573,272
Matthew C. Flanigan	—	$44,711	$117,526	$532,500
	1/3/07						31,775	$23.61	$184,978
	—				25,176	(5)
Karl G. Glassman	—	$172,925	$353,535	$532,500
	1/3/07						78,775	$23.61	$458,589
Paul R. Hauser	—	$37,299	$132,921	$532,500
	1/3/07						31,775	$23.61	$184,978
Joseph D. Downes, Jr.	—	$32,018	$114,102	$532,500
	1/3/07						26,475	$23.61	$154,124
Felix E. Wright	—	$82,869	$169,421	$532,500
	1/3/07						74,125	$23.61	$431,519
	—				61,246	(6)

(1)	The Named Executive Officers are eligible to receive an annual incentive award under the Company’s Key Officers Incentive Plan upon the achievement of certain performance targets. The Incentive Plan is described on pages 33. Potential incentive payouts listed assume participants received the full discretionary portion of the award.

This column reflects the lowest incentive payout the executives could achieve under their applicable payout schedule. Under the Corporate Participant payout schedule applicable to Messrs. Haffner, Glassman and Wright (see page 34), no incentive payout is payable until the Company achieves a 12% Return on Net Assets (RONA). Under the Corporate Participant payout schedule applicable to Mr. Flanigan, no incentive payout is payable until the Company achieves an 11% RONA.

Messrs. Hauser and Downes are Profit Center participants. 75% of their incentive payout is determined under the Profit Center formula and 25% under the Corporate formula. (For an example of the calculation, see page 35.) A profit center must have operating income of at least 62.5% of budgeted operating income before a portion of the Profit Center award becomes payable. Likewise, the Company must achieve at least an 11% RONA before any award becomes payable under the Corporate formula.

(2)	The Incentive Plan does not have a specific target incentive. We have provided instead a representative amount based on the previous fiscal year’s performance. Accordingly, amounts in this column represent awards that would be payable if the Company’s RONA for 2007 were the same as RONA for 2006. In 2006, RONA was 15.35%.

(3)	No participant’s incentive payout may exceed .3% of the Company’s EBIT for the year. In 2007, the Company’s EBIT was $177,500,000. The amount in this column represents the estimated maximum individual award for each executive within the allowable cap.

(4)	Amounts reported in this column represent stock units acquired in lieu of cash compensation under the Company’s Deferred Compensation Program described on page 48. Stock units are acquired on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. Stock units are acquired at a 20% discount to the market price of the Company’s stock on the acquisition date. The Company recognizes a compensation expense for this discount, which is reflected in the Stock Awards column of the Summary Compensation Table.

(5)	Represents $390,913 of cash compensation deferred into stock units under the Company’s Deferred Compensation Program.

(6)	Represents $922,112 of cash compensation deferred into stock units under the Company’s Deferred Compensation Program.

Outstanding Equity Awards at 2007 Fiscal Year End

The table below provides details related to stock options outstanding at December 31, 2007 for each of the Named Executive Officers. Our executives have deferred cash compensation into stock options under our Deferred Compensation Program (described on page 49) for many years. In the table below, we have separated the Deferred Compensation options, which were essentially purchased instead of granted, from the options granted in connection with our normal option grant practices. The Deferred Compensation Program, which has been in effect since 1994, provides an incentive for executives to defer cash into equity. In the early years of the Program, the Company encouraged executives to exchange their compensation for 15-year options with a discounted exercise price, ranging from $.01 to $4.32. The discounted options have an initial value 17.6% greater than the value of the compensation foregone. In 2005, the Program was revised to offer at-market options with a face value five times higher than the compensation foregone instead of discount options. The at-market options have a 10-year term. We view our executives’ voluntary deferral of cash compensation into options as a very strong statement of their commitment to the Company’s long-term performance.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (1)	Option Expiration Date
David S. Haffner
General Options
	70,100		$20.00	04/11/2009
	40,000		$17.69	01/03/2011
	56,000		$22.30	01/15/2012
	63,000		$21.01	01/21/2013
	70,000		$21.35	01/12/2014
(2)	46,666	23,334	$28.02	02/08/2015
(3)	31,133	62,267	$22.96	01/04/2016
(4)	29,059	58,118	$26.67	05/09/2016
(5)		98,475	$23.61	01/04/2017
Subtotal	405,958	242,194
Deferred Compensation Options—granted in lieu of compensation
	28,692		$0.25	06/30/2009
	34,992		$0.25	12/11/2009
	21,504		$0.01	12/28/2010
	24,020		$0.01	12/05/2011
	29,130		$0.01	12/23/2012
	38,182		$3.85	03/22/2014
	44,036		$4.00	12/12/2014
	69,395		$3.09	12/14/2015
	41,961		$4.32	12/02/2016
	55,925		$4.20	01/21/2018
	55,946		$4.07	12/01/2018
	224,100		$27.09	12/20/2014
	266,290		$22.96	12/29/2015
Subtotal	934,173
Total	1,340,131	242,194

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (1)	Option Expiration Date
Matthew C. Flanigan
General Options
	16,550		$20.00	04/11/2009
	8,500		$17.69	01/03/2011
	12,000		$22.30	01/15/2012
	18,000		$17.61	03/10/2013
	30,000		$21.35	01/12/2014
(2)	14,600	7,300	$28.02	02/08/2015
(3)	9,966	19,934	$22.96	01/04/2016
(5)		31,775	$23.61	01/04/2017
Subtotal	109,616	59,009
Deferred Compensation Options—granted in lieu of compensation
	7,020		$4.00	12/12/2014
	1,196		$3.09	12/14/2015
	3,511		$4.32	12/02/2016
	5,215		$3.83	02/11/2018
	5,252		$4.07	12/01/2018
	31,721		$27.09	12/20/2014
	86,634		$22.96	12/29/2015
Subtotal	140,549
Total	250,165	59,009

Karl G. Glassman
General Options
	45,000		$20.00	04/11/2009
	25,000		$17.69	01/03/2011
	40,000		$22.30	01/15/2012
	47,250		$21.01	01/21/2013
	52,500		$21.35	01/12/2014
(2)	35,000	17,500	$28.02	02/08/2015
(3)	24,908	49,817	$22.96	01/04/2016
(5)		78,775	$23.61	01/04/2017
Subtotal	269,658	146,092
Deferred Compensation Options—granted in lieu of compensation
	5,513		$4.00	12/12/2014
	9,522		$3.09	12/14/2015
	6,802		$4.32	12/02/2016
	16,505		$4.46	12/26/2017
	21,728		$4.07	12/01/2018
	66,663		$27.09	12/20/2014
	81,664		$22.96	12/29/2015
Subtotal	208,397
Total	478,055	146,092

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (1)	Option Expiration Date
Paul R. Hauser
General Options
	5,000		$22.30	01/15/2012
	11,334		$17.61	03/10/2013
	18,000		$21.35	01/12/2014
(2)	13,333	6,667	$28.02	02/08/2015
(3)	8,525	17,050	$22.96	01/04/2016
(5)		31,775	$23.61	01/04/2017
Subtotal	56,192	55,492
Deferred Compensation Options—granted in lieu of compensation
	2,326		$4.00	12/12/2014
	3,341		$3.09	12/14/2015
	1,695		$4.32	12/02/2016
	2,491		$4.46	12/26/2017
	2,901		$4.07	12/01/2018
	5,539		$27.09	12/20/2014
Subtotal	18,293
Total	74,485	55,492

Joseph D. Downes, Jr.
General Options
	19,500		$20.00	04/11/2009
	9,000		$17.69	01/03/2011
	12,000		$22.30	01/15/2012
	15,000		$17.61	03/10/2013
	18,000		$21.35	01/12/2014
(2)	13,466	6,734	$28.02	02/08/2015
(3)	8,516	17,034	$22.96	01/04/2016
(5)		26,475	$23.61	01/04/2017
Subtotal	95,482	50,243
Deferred Compensation Options—granted in lieu of compensation
	2,122		$4.175	12/22/2013
	9,731		$4.00	12/12/2014
	7,179		$3.09	12/14/2015
	5,101		$4.32	12/02/2016
	5,432		$4.46	12/26/2017
	7,283		$4.07	12/01/2018
	6,460		$27.09	12/20/2014
	2,122		$22.96	12/29/2015
Subtotal	45,430
Total	140,912	50,243

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (1)	Option Expiration Date
Felix E. Wright
General Options
	200,000		$20.00	04/11/2009
	150,000		$20.00	04/11/2009
	50,000		$17.69	01/03/2011
	80,000		$22.30	01/15/2012
	84,000		$21.01	01/21/2013
	87,000		$21.35	01/12/2014
(2)	58,266	29,134	$28.02	02/08/2015
(3)	30,433	60,867	$22.96	01/04/2016
(5)		74,125	$23.61	01/04/2017
Subtotal	739,699	164,126
Deferred Compensation Options—granted in lieu of compensation
	23,776		$0.25	12/11/2009
	33,332		$0.01	12/28/2010
	74,224		$0.01	12/05/2011
	72,390		$0.01	12/23/2012
	2,828		$0.01	06/30/2013
	97,221		$3.85	03/22/2014
	103,977		$4.00	12/12/2014
	112,760		$3.09	12/14/2015
	7,012		$4.18	06/17/2016
	66,536		$4.32	12/02/2016
	75,681		$4.46	12/26/2017
	78,641		$4.07	12/01/2018
Subtotal	748,378
Total	1,488,077	164,126

(1)	Options reported in these columns are separated to identify those that were granted in lieu of cash compensation under our Deferred Compensation Program.
(2)	The options became exercisable as to one-third of the shares on 08/09/2006, and will become exercisable as to one-third of the shares on 08/09/2007 and one-third of the shares on 08/09/2008.
(3)	The options became exercisable as to one-third of the shares on 07/03/2007 and will become exercisable as to one-third of the shares on 07/03/2008 and one-third of the shares on 07/03/2009.
(4)	The options became exercisable as to one-third of the shares on 11/10/2007 and will become exercisable as to one-third of the shares on 11/10/2008 and one-third of the shares on 11/10/2009.
(5)	The options will become exercisable as to one-third of the shares on 07/03/2008, one-third of the shares on 07/03/2009 and one-third of the shares on 07/03/2010.

Option Exercises and Stock Vested in 2007

The number of stock options exercised in 2007 and the gain recognized by the Named Executive Officers are set forth below.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
David S. Haffner	—	—
Matthew C. Flanigan	11,183	$144,822
Karl G. Glassman	—	—
Paul R. Hauser	—	—
Joseph D. Downes, Jr.	—	—
Felix E. Wright	—	—

Pension Benefits in 2007

The Company had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen effective December 31, 2006. Benefits accrued under the Plan were fixed as of that date and the Plan was closed to new participants. Although participants are not accruing any additional benefit under the Retirement Plan, the present value of the benefit may increase or decrease each year based on the assumptions used to calculate the benefit for financial reporting purposes.

The Retirement Plan required a contribution from participating employees of 2% of base salary. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly earnings for each year of participation in the Retirement Plan. Earnings for purposes of the Retirement Plan include only salary or wages. Benefits are calculated based on actual years of participation in the Retirement Plan. Retirement Plan benefits become payable when a participant reaches age 65 (normal retirement age). Participants may retire before age 65, but benefits are reduced proportionate with the reduced service.

The table below lists the present value of accumulated benefits payable to the Named Executive Officers under the Retirement Plan, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial reporting.

The table also presents amounts payable to Mr. Wright in accordance with his Supplemental Pension Plan. As discussed on page 54, Mr. Wright’s supplemental pension begins upon the later of termination of employment or the expiration of his consulting term. The supplemental pension will be for life or 15 years, whichever is longer. His estimated annual supplemental pension payment is $640,284, calculated as 55% of the average of his highest consecutive five-year earnings, where “earnings” include only salary and incentive award.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
David S. Haffner	Retirement Plan	24		$146,691	—
Matthew C. Flanigan	Retirement Plan	11		$43,482	—
Karl G. Glassman	Retirement Plan	26		$121,294	—
Paul R. Hauser	Retirement Plan	28		$183,611	—
Joseph D. Downes, Jr.	Retirement Plan	—		—	—
Felix E. Wright	Retirement Plan Supplemental Plan	48 —	$ $	725 5,852,904	$4,416 —

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2007 that would be payable at normal retirement age, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the RP2000 mortality table, and discounted that amount back to September 30, 2007 using a 6% discount rate. The discount rate, measurement date and mortality assumptions are the same as those used for financial reporting purposes.

The present value calculation of Mr. Wright’s supplemental pension assumes the supplemental pension will be paid for 15 years beginning June 2009, discounted to present value using a 6% discount rate.

In 2007, employees who had previously participated in the Retirement Plan were offered a replacement benefit, a defined contribution matching Section 401(k) Plan called the “Retirement K.” The Retirement K includes an age-weighted match designed to replicate the future benefit pre-empted by the Retirement Plan freeze.

Certain highly compensated employees, including the Named Executive Officers, are unable to contribute enough in the Retirement K to receive the full Company match, due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act. These employees participate in the “Retirement K Excess Program,” which allows them to receive the full match benefit they would otherwise be entitled to under the Retirement K. Amounts earned in the Retirement K Excess Program are paid out in cash no later than March 15 of the year following the year in which the compensation was earned, except that employees in the Company’s Deferred Compensation Program may defer their Retirement K Excess Payments under that program.

Non-Qualified Deferred Compensation in 2007

Each of the Named Executive Officers has deferred compensation accounts for one or more of the following programs:

•

Executive Stock Unit Program (“ESU Program”). The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their compensation through payroll deduction to acquire Company stock units at a 15% discount to market. Dividends are credited to executives’ accounts as stock units, also at a 15% discount. The Company matches 50% of the employee’s contribution and may match another 50% if certain earnings objectives are met. Matching contributions are subject to vesting requirements. Stock units are converted to shares of common stock and issued at retirement, death, disability or termination. Company matching contributions and the 15% discount on those contributions are reflected in the “All Other Compensation” column of the Summary Compensation Table. The discount on the dividends is included in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table on page 40.

•	Deferred Compensation Program. This program allows certain key managers to defer salary, incentive award and other cash compensation in exchange for any or all of the following:

•	Stock units with dividend equivalents, acquired at a 20% discount to the fair market value of Company stock on the dates the compensation otherwise would have been paid

•

At-market stock options with underlying stock having an initial market value equal to 5 times the amount of compensation foregone at an exercise price equal to the closing price of the Company’s common stock on the last business day of the year. For example, if an executive deferred $100,000 of cash compensation into stock options and the closing price of the Company’s stock on the grant date was $20.00, he would be granted an option for 25,000 shares ($100,000 X 5 / $20.00) with an exercise price of $20.00 The cost to exercise the option, then, is $500,000.

•	Cash deferrals with an interest rate intended to be slightly higher than otherwise available for comparable investments

Stock option deferrals are not included in the table below, but are referenced instead in the Outstanding Equity Awards At Fiscal Year End Table on page 44.

Participants who elect a cash or stock unit deferral can elect to receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout.

The 20% discount on stock units purchased with deferred cash is included in the Stock Awards column of the Summary Compensation Table. The discount on the dividends is included in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table.

•

Executive Deferred Stock Program. This is a frozen program under which certain executives elected to defer receipt of the gain from option exercises. Under the program, participants had to make an election 6 months in advance of the exercise if they wanted to defer receipt of the profit shares from the exercise. They also elected the distribution date(s) at that time. Upon deferral, the participant was credited with stock units representing the option shares deferred. Dividend equivalents equal to the per share dividend paid on common stock are credited to accounts during the deferral period.

A summary of the aggregate 2007 contributions, withdrawals and ending balances for each Named Executive Officer’s deferred compensation accounts is set forth below.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
David S. Haffner	$1,118,871	$139,534	$144,949	$433,156	$4,181,922
Matthew C. Flanigan	$396,757	$144,457	$13,313	$0	$575,468
Karl G. Glassman	$494,683	$119,951	$47,693	$0	$1,301,487
Paul R. Hauser	$137,930	$53,170	$21,637	$67,742	$522,625
Joseph D. Downes, Jr.	$81,117	$43,160	$20,207	$0	$491,288
Felix E. Wright	$923,947	$353,385	$358,791	$1,353,941	$9,264,023

(1)	Amounts disclosed in these columns are also included in the Summary Compensation Table.

(2)	The amount representing preferential earnings on interest and dividends paid in 2007 on ESU Program and Deferred Compensation Program accounts are included in the Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table. Those amounts are as follows: Haffner—$3,613; Flanigan—$2,151; Glassman—$4,549; Hauser—$3,187; Downes—$2,702; and Wright—$30,571.

(3)	Of the aggregate deferred compensation balance held by each of the Named Executive Officers as of December 31, 2007, the following amounts were previously disclosed in the Summary Compensation Table in 2006 and 2007 under the SEC’s revised disclosure rules: Haffner—$1,396,983; Flanigan—$586,005; Glassman—$827,225; Hauser—$379,785; Downes—$126,980; Wright—$3,011,168.

Potential Payments upon Termination or Change in Control

This section describes incremental compensation that could become payable to our named executive officers upon termination of employment under any contract, agreement, plan or arrangement that provides benefits above those provided to salaried employees upon a termination of employment. We will discuss potential payments arising upon various general causes of termination of employment first, followed by discussion of potential payments arising upon a change in control of the Company. For additional information about how the Committee determined the terms and benefits provided by these agreements, see page 38.

The Company has employment agreements with Mr. Haffner and Mr. Glassman that could trigger the payment of incremental benefits for certain termination events. A termination of employment by other named executive officers would be treated in the same manner as a similar termination of employment for a salaried employee. The material terms of the agreements with Mr. Haffner and Mr. Glassman are set forth below. The agreements expire on the date of our annual meeting of shareholders in 2009.

Termination Provision	Triggering Events	Company’s Obligation	Executive’s Obligation
Total Disability	• Executive is unable to materially perform services required by agreement for a continuous period of four or more months

•   Continuation of cash compensation and other benefits until 14 months from the first day of Total Disability

•   Company’s obligations offset by amounts (i) paid to executive from disability insurance provided by Company and (ii) Social Security

• Maintain confidentiality of Company information and trade secrets • 2-year non-compete

Executive’s Option to Terminate

•   Voluntary, upon 6 months written notice to Company

•   Upon written notice to Company not later than 6 months after one of the following events:

•   Executive does not receive a salary increase in any year, unless due to Company wide salary freeze

•   If not elected as a director of the company, unless not nominated for regulatory compliance reasons

•   Company merged out of existence, sold or dissolved

•   Working control of Company is lost in proxy contest or tender offer

•   Except as otherwise noted, Company’s obligations terminate on date of termination

•   Pro-rated incentive award for year of termination

•   During non-compete period, provide health and medical insurance to executive and his dependents at least equal to coverage provided before termination

•   Except as otherwise noted, executive’s obligations terminate on date of termination specified in notice, which must be within 60 days of notice

•   Maintain confidentiality of Company information and trade secrets

•   2-year non-compete

Termination by Company for Cause

•   Conviction of felony crime

•   Willful breach of Code of Business Conduct that causes material injury to company

•   Willful act of fraud, misappropriation, or dishonesty that causes material injury to Company or results in material enrichment to executive at expense of Company

•   Except as otherwise noted, Company’s obligations terminate on date of termination

•   Pro-rated incentive award for year of termination

•   During non-compete period, provide health & medical insurance to executive and his dependents at least equal to coverage provided before termination

• Maintain confidentiality of Company information and trade secrets • 2-year non-compete

Termination Provision	Triggering Events	Company’s Obligation	Executive’s Obligation

•   Willful violation of specific written directions of the Board or CEO following notice of such violation

•   Continuing, repeated, willful failure to substantially perform duties after written notice from Board

Termination by Company without Cause	• At any time, upon prior written notice	• Company’s financial obligations continue for term of agreement, except for benefits accruing after death or disability	• Maintain confidentiality of Company information and trade secrets

The table below lists the estimated potential payments triggered by termination events under these agreements. We used the following assumptions and methodology to calculate the potential payments:

•	Each termination is deemed to have occurred on December 31, 2007. Potential payments reflect the benefits and arrangements in effect on that date.

•

The table shows only the additional benefits an executive would be entitled to as a result of the termination. Fully vested benefits described elsewhere in this proxy statement (e.g., deferred compensation accounts, pension benefits) and payments generally available to U.S. employees upon termination of employment (e.g., accrued vacation) are not included in the tables.

•	The present value of each potential payment was determined using a 6.0% discount rate, consistent with the actuarial discount rate used in our defined benefit pension plan.

•	Potential incentive award payments are calculated at the Company’s 5-year average incentive award payout.

•

To project the value of stock plan benefits, we started with the closing stock price on December 31, 2007, which was $17.44, and assumed a 5% future dividend payout rate and 7.5% future stock price growth rate.

Potential payments shown are only estimates presented solely for disclosure purposes and may vary considerably from amounts payable at the time of an actual termination.

	Haffner				Glassman
	Total Disability (1)	Executive’s Option to Terminate (2)	Termination by Company for Cause (2)	Termination by Company without Cause (3)	Total Disability (1)	Executive’s Option to Terminate (2)	Termination by Company for Cause (2)	Termination by Company without Cause (3)
Base Salary	$934,007			$1,134,151	$747,206			$907,321
Incentive Award	$433,995	(4)	(4)	$526,994	$297,597	(4)	(4)	$361,368
ESU Program (replacement benefit)	$317,495			$348,043	$265,456			$295,002
Additional Retirement Benefit (401(k) + Excess Plan)	$46,030			$60,371	$35,247			$46,361
Medical	$12,708	$22,248	$22,248	$15,570	$14,356	$27,096	$27,096	$18,178
Life Insurance	$798			$969	$798			$969
Auto Usage	$4,004			$4,862	$5,793			$7,034
Office and Secretarial Services				$135,655				$64,279
Total	$1,749,037	$22,248	$22,248	$2,226,616	$1,366,453	$27,096	$27,096	$1,700,512
Total Present Value	$1,666,959	$20,916	$20,916	$2,102,932	$1,304,017	$25,473	$25,473	$1,607,556

(1)	Salary and benefits continue for 14 months, offset by benefits received under the Company’s disability insurance and Social Security.
(2)	The Company pays health and medical benefits during the 2-year non-compete period.
(3)	Salary and benefits continue for the term of the agreement, in this case 17 months.
(4)	Mr. Haffner and Mr. Glassman are guaranteed a pro-rated incentive award for the year of termination in the event of a voluntary separation or termination for cause. However, under the Key Officer Incentive Program, this amount vests on December 31 of each year, so no incremental compensation would have been payable as of the December 31, 2007 termination date.

No additional compensation is paid in connection with a termination by death, except a life insurance benefit. The life insurance coverage for executive officers is the same as that provided to other salaried employees. In the event of death, the life insurance benefit payable to each of Messrs. Haffner, Glassman, Flanigan, Hauser and Downes is $500,000. In the event of death due to an accident, the amount would double for each executive.

Mr. Wright and the Company were parties to an employment agreement that expired in 2006. Certain provisions of the agreement are still in effect. Mr. Wright began his career at Leggett in 1959 and was Chief Executive Officer from 1999 to 2006. The 1999 employment agreement negotiated in connection with his promotion to CEO entitles Mr. Wright to a 2-year consulting term, which began June 1, 2007. During the first and second years of the consulting term, Mr. Wright will be paid an amount equal to 75% and 60%, respectively, of the average of his highest consecutive five-year earnings (“Average Earnings”), where “earnings” includes only salary and incentive award. His Average Earnings were $1,164,154 at December 31, 2007, making his consulting payments $873,116 for Year 1 and $698,492 for Year 2. The consulting term is not renewable. Mr. Wright’s obligation to maintain the confidentiality of Company information remains in effect after expiration of the term of the agreement.

Mr. Wright’s employment agreement also provided for a supplemental pension in addition to the pension he is entitled to under the Retirement Plan. The supplemental pension begins upon the later of termination of employment or the expiration of the consulting term. The supplemental pension will be for life or 15 years, whichever is longer. Mr. Wright’s annual pension payments are 55% of Average Earnings, making his annual payment $640,285.

While he receives supplemental pension payments, the Company will continue to provide health insurance and a Medicare supplement to Mr. Wright and his dependents after his retirement or disability for the longer of 15 years or life, as well as life insurance coverage equal to the coverage the Company provided to him immediately prior to termination. In addition, the Company is obligated to reimburse Mr. Wright for any income or other taxes he incurs on these benefits.

Payments Made upon Termination following a Change in Control

Mr. Haffner and Mr. Glassman are parties to severance benefit agreements with the Company that become effective upon a change in control of the Company. Events that would constitute a change in control are set forth in the agreements, but in general, a change in control is deemed to occur when: (i) a shareholder owns 25% or more of the Company’s common stock; (ii) the current directors or their “successors” (as defined in the agreement) no longer constitute a majority of the Board of Directors; (iii) after a merger or consolidation with another corporation, less than 75% of the voting securities of the surviving corporation are owned by the Company’s former shareholders; or (iv) the Company liquidates or sells substantially all of its assets to an unrelated third party.

The severance benefit agreements have no fixed expiration dates. The agreements entitle the executives to severance benefits during a specified period (the “Protected Period”) after the change in control. The Protected Period is 36 months for Mr. Haffner and 30 months for Mr. Glassman.

Any benefits provided under the agreements are in addition to, and not in lieu of, any benefits that may be provided under their employment agreements. Benefits payable under the agreements have a “double trigger” –that is, they become payable only if, after change in control of the Company, (i) the executive’s employment is terminated by the Company (except for cause or disability), or (ii) the executive terminates his employment for “good reason.” In general, the executive would have good reason to terminate employment if he were required to relocate or experienced a reduction in job responsibilities, title, compensation, or benefits, or if the successor company did not assume the obligations of the severance agreement.

Events considered grounds for termination by the Company for cause are the same as those set forth in each executive’s employment agreement. Benefits provided under the agreements are set forth below.

Provision	Haffner	Glassman
Benefits upon Termination of Employment by Company (other than for Disability or Cause) or by Executive for Good Reason

•   base salary through date of termination

•   pro-rata incentive award for year of termination

•   monthly severance payments equal to 170% of executive’s base salary multiplied by 3 payable monthly for 36 months

•   continuation of fringe benefits for up to 36 months, as permitted by IRS Code, or equivalent lump sum payment

•   lump sum additional retirement benefit (actuarial equivalent of additional 36 months of continuous service)

•   acceleration and immediate exercisability of all unexercised stock options or surrender for cash

•   repurchase of company shares owned by executive

•   option to purchase company car at lower of book or wholesale value

•   base salary through date of termination

•   pro-rata incentive award for year of termination

•   monthly severance payments equal to 160% of executive’s base salary multiplied by 2.5 payable monthly for 30 months

•   continuation of fringe benefits for 30 months, as permitted by IRS Code, or equivalent lump sum payment

•   lump sum additional retirement benefit (actuarial equivalent of additional 30 months of continuous service)

•   acceleration and immediate exercisability of all unexercised stock options or surrender for cash

•   repurchase of company shares owned by executive

•   option to purchase company car at lower of book or wholesale value

If benefits payable to Mr. Haffner or Mr. Glassman under their agreements will exceed 10% of the limit imposed by Section 280G of the Internal Revenue Code, the Company will make a gross-up payment of the amount equal to the Section 208G excise taxes payable by the executive plus all income, employment and excise taxes incurred on the gross-up payment. If benefits payable under the agreement are less than 10% above the Section 280G limit, the benefits will be capped at $1 below the Section 280G limit. All amounts received by the executive as cash compensation from a new full-time job will reduce the cash severance payments dollar for dollar. The executive is not required to mitigate the amount of any termination benefit provided under the agreement, but any fringe benefits he may receive from a new job will reduce any fringe benefits the Company is then providing under the agreement.

The agreements further provide that, within one year following a change in control that was opposed by a majority of the directors, the executive may elect to terminate his employment for any reason and receive, in lieu of the benefits described above, a lump sum payment equal to 75% of the executive’s cash compensation preceding the year of termination and certain fringe benefits for one year.

The table below lists the estimated potential payments triggered by a change in control termination under these agreements. We used the following assumptions and methodology to calculate the potential payments:

•	The change in control termination is deemed to have occurred on December 31, 2007. Potential payments reflect the benefits and arrangements in effect on that date.

•

The table shows only the additional benefits the executives would be entitled to as a result of the termination. Fully vested benefits described elsewhere in this proxy statement (e.g., deferred compensation accounts, pension benefits) and payments generally available to U.S. employees upon termination of employment (e.g., accrued vacation) are not included in the table.

•	The present value of the potential payment was determined using a 6.0% discount rate, consistent with the actuarial discount rate used in our defined benefit pension plan.

•

To project the value of stock plan benefits during the Protected Period, we started with the closing stock price on December 31, 2007, which was $17.44, and assumed a 5% future dividend rate and 7.5% future stock price growth rate.

•	The calculation of the Section 280G tax gross-up assumes the following tax rates: Section 280G excise tax—20%; federal income tax—35%; state income tax—6%; and Medicare tax—1.45%.

Potential payments shown are only estimates presented solely for disclosure purposes and may vary considerably from amounts payable at the time of an actual change in control termination.

	Haffner	Glassman
Severance Payments	$4,082,943	$2,561,848
ESU Program Replacement Benefit	$673,474	$508,172
Accelerated Vesting of Stock Options	$0	$0
Additional Retirement Benefit (401(k) + Excess Plan)	$121,773	$77,915
Medical	$34,383	$36,330
Auto Usage	$10,297	$12,414
Life Insurance	$2,052	$1,710
280G Tax Gross-Up	$2,002,607	$1,265,424
Total	$6,927,528	$4,463,812

Present Value	$6,490,854	$4,220,748

The terms of stock options granted to all salaried employees provide that unvested stock options immediately become exercisable in the event of a change in control of the Company. Had a change in control occurred on December 31, 2007, each of the NEOs would have received such accelerated vesting. However, no value is reported since at the December 31, 2007 stock price of $17.44, the exercise price of the unvested options was higher than the stock price.

TRANSACTIONS WITH RELATED PERSONS

The Nominating & Corporate Governance Committee or, in some cases, the Compensation Committee reviews and approves transactions involving the Company and its directors and executive officers. Each of the transactions described below were approved in accordance with the Company’s procedures described on page 12.

We buy shares of our common stock from our employees from time to time, and in 2007 we purchased shares from four of our officers and directors. All employees, including the officers listed below, are charged a $25 administrative fee for each transaction. Stock is purchased at the closing market price at the time of purchase. Details of the purchases are set out below.

Name	Date of Purchase	Number of Shares	Market Price per Share	Total Purchase Price
Jack D. Crusa	2/16/07	10,000	$24.47	$244,700
Joseph D. Downes, Jr.	2/1/07	2,150	$24.24	$52,116
Karl G. Glassman (son)	5/30/07	970	$24.42	$23,687
Paul R. Hauser (children)	2/27/07	2,550	$24.07	$61,379

In the first quarter of 2008, our CEO, Mr. Haffner, purchased shares of Leggett common stock from the Company’s treasury shares, as set out below. The per share sales price in each transaction was the average share price the Company paid for shares it repurchased on the open market that day. The administrative fee charged to Mr. Haffner for each transaction represents a reimbursement of the average per-share commission the Company paid for shares repurchased that day.

Name	Date of Purchase	Number of Shares	Market Price per Share	Administrative Fee	Total Purchase Price
David S. Haffner	3/6/08	5,000	$16.0134	$125	$80,192
	3/11/08	10,000	$15.2375	$300	$152,675
	3/14/08	12,000	$14.9667	$360	$179,960
	3/17/08	10,000	$14.9351	$300	$149,651

Under the terms of the Company’s previous employment agreement with Harry M. Cornell Jr., a director of the Company in 2007, he is entitled to certain post-retirement benefits, including life insurance coverage and certain health benefits. The Company paid $29,896 in 2007 for Mr. Cornell’s Medicare, supplemental insurance, and prescription drug expenses. Of that amount, $12,176 was paid as a reimbursement for Medicare and prescription drug expenses from 2005. Upon his retirement, Mr. Cornell also became entitled to supplemental pension payments equal to 65% of the average of his highest consecutive five-year earnings, less an offset for social security benefits, for the longer of 15 years or life. These payments totaled $755,888 in 2007. As approved by the Compensation Committee, Mr. Cornell also uses office space and secretarial services provided by the Company. He reimburses the Company for the actual costs of these benefits. In 2007, he reimbursed the Company $86,772 for secretarial services (salary and benefits) and $15,025 for office space at a rate equal to that of a lease for comparable facilities in the area.

The Company employs certain relatives of its directors and executive officers, including those listed below. The total compensation of these employees listed below was calculated in a manner consistent with that of the Summary Compensation Table on page 40 and includes base salary, annual cash incentive, stock options and certain other compensation received under Company benefit plans.

Director/Officer Name	Relationship	Related Person’s Name	Title	Total Compensation
Harry M. Cornell, Jr.	Son-in law	Lance Beshore	VP—Public Affairs & Government Relations	$346,402

Felix E. Wright	Son-in-law	Tom Wells Jr.	Group VP/Director of Engineering Strategy & Technical Support	$148,309

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock on February 25, 2008, by the Company’s Directors, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers, director nominees, and all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned
Directors and Executive Officers	Common Stock (1)	Stock Units (2)	Options Exercisable within 60 Days	Total	% of Class (3)
Raymond F. Bentele, Director	14,228	—	27,194	41,422
Ralph W. Clark, Director	14,259	—	15,923	30,182
Harry M. Cornell, Jr., Chairman Emeritus of the Board	4,675,365	—	114,979	4,790,344	2.77%
Joseph D. Downes, Jr., Senior Vice President and President—Industrial Materials Segment	85,516	26,389	138,790	250,695.15%
Robert Ted Enloe, III, Director	10,137	—	46,632	56,769
Richard T. Fisher, Vice Chairman of the Board	125,333	1,646	10,482	137,461
Matthew C. Flanigan, Senior Vice President and Chief Financial Officer	6,404	37,424	222,899	271,799.16%
Karl G. Glassman, Executive Vice President and Chief Operating Officer and Director	13,896	52,224	478,055	544,175.32%
David S. Haffner, President and Chief Executive Officer and Director	476,702	142,721	1,340,131	1,959,554	1.13%
Paul R. Hauser, Senior Vice President and President—Residential Furnishings Segment	33,109	20,783	61,731	115,623
Joseph W. McClanathan, Director	5,761	—	1,454	7,215
Judy C. Odom, Director	11,250	3,721	11,083	26,054
Maurice E. Purnell, Jr., Director	16,137	—	38,076	54,213
Phoebe A. Wood, Director	5,432	7,746	976	14,154
Felix E. Wright, Chairman of the Board	1,875,458	421,462	1,488,077	3,784,997	2.19%
All executive officers and directors as a group (20 persons)	7,597,524	818,270	4,706,549	13,122,343	7.60%

(1)	Includes shares pledged as security for the following directors and officers: Fisher—20,000; Wright—19,530; all executive officers and directors as a group—72,083.

(2)	Stock units are held on account under the Company’s Executive Deferred Stock Program, Executive Stock Unit Program and Deferred Compensation Program. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution, which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.

(3)	Beneficial ownership of less than .1% of the class is not shown. Stock units and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of February 15, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC and the NYSE. We must identify in this proxy statement those individuals for whom any of these reports was not filed in a timely manner. Our executive officers and directors made all filings on a timely basis in 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2007. All of our equity compensation plans have been approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (1)	16,678,222	$18.80	6,964,970
Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total	16,678,222	$18.80	6,964,970

(1)(a)	This is an aggregate figure of stock issuable under the following plans:

Director Stock Option Plan. This is a frozen plan and no future awards will be granted under it. Accordingly, column (c) reflects zero shares available for this plan, but column (a) reflects 69,787 options that remain outstanding under the plan. All options under this plan were granted in lieu of cash compensation otherwise payable to non-employee directors. The options were granted at a 50% discount to the market value of the Company’s stock on the date of grant and had a 15-year term.

Flexible Stock Plan. Includes 13,420,672 options outstanding, 1,941,484 stock units convertible to common stock under the Executive Stock Unit Program, 661,332 stock units convertible to common stock under the Deferred Compensation Program, and 584,947 stock units convertible to common stock under the Executive Deferred Stock Program.

The Flexible Stock Plan allows for the grant of various types of equity awards, including restricted stock. If the amended and restated Flexible Stock Plan presented to shareholders in Proposal Three is approved, grants of restricted stock and other full-value awards, including stock units, will be limited to 4,500,000 shares under the plan. Currently, we only grant restricted stock to our non-employee directors. The grants are made annually according to a formula and vest after one year. To date, 54,152 shares of restricted stock have been granted. Restricted stock has already been issued and is not considered outstanding for the purposes of column (a) above.

(1)(b)	The stock units listed in column (a) are not reflected in this column, as they do not have an exercise price.

(1)(c)	Shares available for future issuance include: 4,397,048 shares under the Flexible Stock Plan; 2,567,922 shares under the 1989 Discount Stock Plan; and zero shares under the Director Stock Option Plan. The 1989 Discount Stock Plan is a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

INDEPENDENT AUDITOR FEES AND SERVICES

The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2007 and 2006 are set forth below.

Type of Service	2007	2006
Audit Fees (1)	$2,074,055	$2,371,740
Audit-Related Fees (2)	$261,455	$66,110
Tax Fees (3)	$578,651	$709,267
All Other Fees	$0	$0

Totals	$2,914,161	$3,147,117

(1)	Includes: rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of our financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with securities regulatory filings.

(2)	Includes: consulting on accounting and financial reporting issues; limited procedures reports related to agreements or arbitrations; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audit procedures related to acquisitions and joint ventures.

(3)	Includes: preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures. Of the tax fees listed above, $447,532 relate to compliance services and $131,119 relate to consulting and planning services.

The Audit Committee has adopted procedures for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. All services provided by PwC in 2007 were approved in accordance with the adopted procedures. The current procedures are attached to this proxy statement as Appendix B. There were no services provided or fees paid in 2007 for which the pre-approval requirement was waived.

The Audit Committee has determined that the provision of these approved non-audit services by PwC is compatible with maintaining PwC’s independence.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of six non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett.com.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required by the Statement on Auditing Standards No. 61, as amended.

The Audit Committee received the written disclosures and letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed the independent registered public accounting firm independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with generally accepted accounting principles and on the opinion of PwC included in their report on the Company’s financial statements.

Based on the review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2007 Annual Report on Form 10-K.

Raymond F. Bentele

Ralph W. Clark

Richard T. Fisher

Joseph W. McClanathan

Judy C. Odom (Chair)

Phoebe A. Wood

DISCRETIONARY VOTE ON OTHER MATTERS

We are not aware of any business to be acted upon at the annual meeting other than the four items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

By Order of the Board of Directors

Ernest C. Jett
Secretary

Carthage, Missouri

March 27, 2008

Appendix A

CATEGORICAL STANDARDS OF DIRECTOR INDEPENDENCE

The New York Stock Exchange listing rules define an “Independent Director” as one who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. To assist the Board in making determinations of director independence consistent with requirements under applicable securities laws and regulations and the New York Stock Exchange listing rules, the Board has adopted the following standards.

A director who meets all of the following categorical standards shall be presumed to be “independent”:

•

The director is not, and has not been within the last three years, employed by the Company and has no immediate family member who is or has been an executive officer of the Company within the last three years.

•

During any 12-month period within the last three years, the director has not received, nor have his or her immediate family members received, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by an immediate family member for service as an employee of the Company (other than as an executive officer) need not be considered in determining independence under this test.

•

The director is not a current partner or employee of a firm that is the Company’s internal or external auditor. If the director was within the last three years, but is no longer, a partner or employee of such firm, the director did not personally work on the Company’s audit during that time. Furthermore, the director has no immediate family member who (i) is a current partner of such firm; (ii) is a current employee of such firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iii) was within the last three years, but is no longer, a partner or employee of the firm and personally worked on the Company’s audit during that time.

•

Neither the director nor his or her immediate family member is or has been within the last three years, employed as an executive officer by a company where a current Company executive officer at the same time serves or served on that company’s compensation committee.

•

The director is not a current employee, nor is his or her immediate family member an executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. This standard applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; former employment of the director or immediate family member need not be considered. Although not required by the New York Stock Exchange, the Company will apply this standard to contributions made by the Company to tax-exempt organizations in which the director serves as an executive officer.

“Immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, and anyone (other than domestic employees) who shares such person’s home. The term does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Although a director who meets all of the above categorical standards will be presumed to be independent, the Board will review all relevant facts and circumstances of a relationship covered by these standards and, based upon such review, may determine in its discretion that a director is not independent. The Board also will determine the independence of any director with a relationship to the Company that is not covered by the above standards.

A-1

Appendix B

LEGGETT & PLATT, INCORPORATED

AUDIT COMMITTEE

PRE-APPROVAL PROCEDURES FOR AUDIT AND NON-AUDIT SERVICES

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm (hereinafter “the Company’s auditors”). The Audit Committee is required to pre-approve the audit and non-audit services performed by the Company’s auditors. Following are the pre-approval procedures for audit and non-audit services.

I.	Audit Services.

A.	The Audit Committee pre-approves the engagement of the Company’s auditors to provide the following audit services:

1.	Perform all audit procedures required to render an opinion on the Company’s financial statements for the upcoming fiscal year;

2.	Perform all audit procedures required to render an opinion on the effectiveness of the Company’s internal control over financial reporting for the upcoming fiscal year;

3.	Perform a quarterly review of the Company’s financial statements prior to filing the Form 10-Q;

4.	Perform statutory audits in any and all countries that the audit firm can most effectively perform this service for the Company;

5.	Provide comfort and debt covenant letters to underwriters, debt holders, and others; and

6.	Perform all other services normally provided by the Company’s auditors in connection with any regulatory filings.

B.	Management is authorized to discuss fee arrangements as necessary to perform the above services, subject to final review and approval by the Audit Committee.

C.	The Chairman of the Audit Committee will sign the engagement letter for the above services, except for foreign statutory audit services which will be signed by management.

D.	Quarterly, management will report to the Audit Committee any fees paid to the Company’s auditors in connection with the above audit services.

E.	All other audit services provided by the Company’s auditors must be specifically approved in advance of the engagement.

II.	Non-Audit Services.

A.	Management is expected, where appropriate, to seek competitive bids for non-audit services from other qualified providers in addition to the Company’s auditors.

B.	The Audit Committee pre-approves the engagement of the Company’s auditors to provide the following audit-related services:

1.	Consult on accounting and financial reporting issues related to new or proposed transactions, accounting principles or statutory requirements;

2.	Limited procedure reports related to contracts, agreements, arbitration, or government filings;

3.	Continuing professional education provided to Company personnel on accounting, financial reporting, tax and other areas;

4.	Audits of employee benefit plans; and

5.	Due diligence and audit procedures related to acquisitions and joint ventures.

C.	The Audit Committee pre-approves the engagement of the Company’s auditors to provide the following tax services:

1.	Preparation or review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance;

2.	Preparation or review of expatriate and similar employee tax returns and tax filings;

3.	Tax consulting and advice related to compliance with applicable tax laws;

4.	Tax planning strategies and their implementation; and

5.	Tax due diligence assistance related to acquisitions and joint ventures.

When seeking Audit Committee pre-approval of a permissible tax service, whether specifically or by these procedures, the Company’s auditors must:

(a) describe in writing (i) the scope of the service, including the fee structure, (ii) any amendment to the engagement letter, or any other agreement relating to the service between the Company and the auditor, (iii) any compensation arrangement or other agreement between the auditor, or its affiliate, and any person (other than the Company) relating to the promoting, marketing, or recommending of a transaction covered by the service;

(b) discuss with the Audit Committee any potential effect that performance of the service may have on the auditor’s independence; and

(c) document the discussions with the Audit Committee.

D.	All other non-audit services provided by the Company’s auditors must be specifically approved in advance of the engagement, except that the pre-approval requirement is waived if:

1.	The aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by the Company to the audit firm during the fiscal year in which the services are provided;

2.	Such services were not recognized by management at the time of the engagement to be non-audit services; and

3.	Such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the annual audit by the Audit Committee.

E.	Management is authorized to negotiate fee arrangements as necessary to perform the above services, subject to review, and advance approval if required above, by the Audit Committee.

F.	Management is authorized to sign any engagement letters necessary for the performance of the above services, subject to review, and advance approval if required above, by the Audit Committee.

G.	Quarterly, management will report to the Audit Committee any fees paid to the Company’s auditors in connection with the above non-audit services.

III.	Delegation of Authority. The Chairman of the Audit Committee is authorized, on behalf of the Audit Committee, to pre-approve any permissible service to be provided by the Company’s auditors when such approval is necessary to the efficient and effective engagement of the Company’s auditors between Audit Committee meetings. Any such services approved by the Chairman will be reported at the next Audit Committee meeting.

IV.	Non-Audit Internal Control-Related Services. Notwithstanding any provision in these pre-approval procedures, the Audit Committee must specifically approve in advance of the engagement all permissible non-audit internal control related services to be performed by the Company’s auditors. Non-audit internal control related services include any services related to internal controls that are above and beyond what is required to render an opinion on the effectiveness of internal control over financial reporting as part of the integrated audit. When seeking Audit Committee pre-approval of non-audit internal control related services, the Company’s auditors must: (i) describe, in writing, the scope of the service; (ii) discuss with the Audit Committee the potential effect of the service on the firm’s independence; and (iii) document the substance of the firm’s discussion with the Audit Committee.

V.	Foreign Statutory Audits. If the Company engages an accounting firm other than the Company’s auditors to perform foreign statutory audit services then these pre-approval procedures will apply to such services, and to any non-audit service provided by the statutory auditor.

Appendix C

LEGGETT & PLATT, INCORPORATED

FLEXIBLE STOCK PLAN

Amended and Restated

Effective as of May 8, 2008

LEGGETT & PLATT, INCORPORATED

FLEXIBLE STOCK PLAN

Amended and Restated

Effective as of May 8, 2008

1.	ESTABLISHMENT OF PLAN

1.1 Name. The name of the Plan is the “Leggett & Platt, Incorporated Flexible Stock Plan.”

1.2 Purpose. The purpose of the Plan is to advance the Company’s long-term interests by providing awards that allow the Company to attract and retain valuable employees, align the interests of directors, employees and other key individuals with the interests of shareholders, and reward outstanding performance.

1.3 Effective Date and Term. This amended and restated Plan (the “2008 Restatement”) will become effective as of May 8, 2008, subject to approval by the Company’s shareholders, and shall continue in full force and effect until the tenth anniversary of the Effective Date.

2.	DEFINITIONS

2.1 General Definitions. Unless otherwise specifically defined or unless the context clearly otherwise requires, the words and phrases used in the Plan are defined as set forth below. In addition to the definitions below, certain words and phrases used in the Plan and any agreement may be defined in other portions of the Plan or agreement.

(a)	Affiliate. A Parent, Subsidiary, or any directly or indirectly owned partnership or limited liability company of the Company.

(b)	Agreement. The document that evidences the grant of any Award under the Plan and sets forth the terms, conditions, and restrictions relating to, such Award.

(c)	Award. Any Option, Stock Appreciation Right, Restricted Stock, Stock Unit, Performance Award, Other Stock Based Award or Other Award granted or acquired pursuant to the Plan.

(d)	Board. The Board of Directors of the Company.

(e)	Change in Control. Change in Control shall mean the acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following the sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company or a Subsidiary. Notwithstanding the foregoing, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, a Change in Control shall mean one of the foregoing events but only to the extent it also meets the requirements of an event qualifying for a distribution of deferred compensation under Section 409A(a)(2)(A)(v) of the Code.

(f)	Code. The Internal Revenue Code of 1986, as amended.

(g)	Company. Leggett & Platt, Incorporated.

(h)	Committee. The Committee described in Section 5.1 or, in the absence of the Committee, the Board.

(i)	Common Stock. The Company’s $.01 par value Common Stock.

(j)	Employee. Any person employed by the Employer.

(k)	Employer. The Company and all Affiliates.

(l)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(m)	Fair Market Value. The closing price of Shares on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date, or such other value as determined in a manner that would not trigger adverse tax consequences under Code Section 409A and in accordance with the terms specified in an Award Agreement.

(n)	Fiscal Year. The Company’s taxable year, which is the calendar year.

(o)	Parent. Any entity (other than the Company or a Subsidiary) in an unbroken chain of entities ending with the Company, if, at the time of the grant of an Option or other Award, each of the entities (other than the Company or a Subsidiary) owns 50% or more of the total combined voting power of all classes of stock or ownership interests in one of the other entities in such chain.

(p)	Participant. An individual who is granted an Award under the Plan, and any beneficiary or authorized transferee of such individual.

(q)	SEC. The Securities and Exchange Commission.

(r)	Share. A share of Common Stock.

(s)	Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Award, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such chain.

3.	COMMON STOCK

3.1 Number of Shares. The number of Shares available for grant as an Award under the Plan after the Effective Date of this 2008 Restatement shall be the sum of (a) all outstanding Awards previously granted under the Plan on the Effective Date, (b) all Shares authorized and available for issuance or grant as Awards immediately prior to the Effective Date and (c) 6,000,000 Shares. Shares may be authorized but unissued Shares, Shares held in the treasury, or both. Notwithstanding the preceding sentence, only Shares held in the treasury may be used to provide an Award to a Participant if the use of authorized but unissued Shares would violate any applicable law, rule or regulation.

3.2 Share Usage. Awards settled in cash shall not reduce the Shares available for grant under the Plan. If an Award expires or is terminated, cancelled or forfeited, the Shares associated with the expired, terminated, cancelled or forfeited Awards shall again be available for grant under the Plan.

From and after the Effective Date, the following shares shall not become available for issuance under the Plan:

(a)	Shares tendered by Participants as full or partial payment to the Company upon exercise of Options granted under this Plan;

(b)	Shares reserved for issuance upon grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; and

(c)	Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of Shares, the total number of Shares reserved for issuance under the Plan, the maximum number of Shares issuable for a given type of Award or to an individual Participant, and any outstanding Awards granted under the Plan and the price thereof, if any, shall be appropriately adjusted by the Committee; provided that the number of Shares subject to an award shall always be a whole number.

3.4 Tax Code Limits. The aggregate number of Shares subject to Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000. The aggregate number of Shares subject to Restricted Stock, Performance Awards, or Stock Unit Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,000,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 3.3, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

3.5 Plan Limits. Of the Shares available for grant under the Plan after the Effective Date of this 2008 Restatement, no more than 4,500,000 shall be granted for Awards other than Options or Stock Appreciation Rights.

4.	PARTICIPANTS AND ELIGIBILITY

4.1 Participants. Awards may be granted to:

(a)	Employees;

(b)	non-employee directors of the Company;

(c)	individuals who, and entities that, render services to an Employer.

4.2 Eligibility. The Participants and the Awards they receive under the Plan shall be determined by the Committee. In making its determinations, the Committee shall consider any factors it deems relevant in selecting Participants and determining the amount and type of their respective Awards. Such factors shall include, but are not limited to, past, present and expected future contributions of Participants and potential Participants to the Employer. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. The Committee’s grant of an Award to a Participant in any year shall not require the Committee to grant an Award to that Participant in any other year.

5.	ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board who are “Non-Employee Directors” as defined in Rule 16b-3 of the Exchange Act and who are “outside directors” as defined in Code section 162(m)(4) and the applicable Treasury Regulations. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. At any meeting of the Committee at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the members present. Any action of the Committee may be taken without a meeting if a consent setting forth the action in writing is signed by all the members of the Committee. All determinations of the Committee shall be final and binding on all persons, including the Company, any Participant, any stockholder and any Employee of the Company or any Affiliate. No member of the Board or any of its Committees shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

5.2 Authority. Subject to the terms of the Plan and such resolutions as may from time to time be adopted by the Board, the Committee shall have full power and discretion to:

(a)	determine the Participants to whom Awards may be granted;

(b)	determine the type of Award to be granted to each Participant;

(c)	determine the number of Shares to be covered by each Award;

(d)	determine the terms and conditions of any Award;

(e)	determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or cancelled or suspended;

(f)	determine, in accordance with applicable law, whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;

(g)	interpret and administer the terms of the Plan and any instrument or Agreement entered into under the Plan;

(h)	establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(i)	make any other determination and take any other action it deems necessary or desirable for administration of the Plan.

5.3 Delegation. The Committee may delegate all or any part of its authority under the Plan to any Employee or committee, except that it may not delegate any action related to grants of Awards to individuals who are subject to Section 16 of the Exchange Act or who are “covered employees” as defined by Code section 162(m)(3).

6.	OPTIONS

6.1 Description. An Option is a right to purchase a number of Shares at a price, at such times, and upon such other terms and conditions specified in the documents evidencing the Award. The Committee may grant Options intended to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code, as well as non-qualified options (“NQSOs”) under the Plan. Except as otherwise provided in Sections 6.2 and 6.3, the terms and conditions of all Options shall be determined by the Committee.

6.2 ISOs. The number of shares for which ISOs may be granted on or after the Effective Date shall not exceed 6,000,000 Shares subject to adjustment pursuant to Section 3.3. Each ISO must be granted to an Employee for a term not to exceed ten years from the date of grant. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The terms of an ISO shall meet all requirements of Section 422 of the Code.

6.3 NQSOs. The purchase price for Shares under any NQSO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The term of any NQSO shall not exceed ten years from the date of grant.

7.	STOCK APPRECIATION RIGHTS

7.1 Description. A Stock Appreciation Right (“SAR”) gives a Participant the right to receive, for each SAR exercised, an amount equal to the excess of the Fair Market Value of a Share on the date the SAR is exercised and the Fair Market Value of a Share on the date the SAR was granted. The term of any SAR shall not exceed ten years from the date of grant. SARs may be settled in cash or in stock, as determined by the Committee, and are subject to the terms and conditions expressed in the document evidencing the Award.

8.	RESTRICTED STOCK

8.1 Description. A Restricted Stock Award is an award of Shares, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Restricted Stock may be issued in certificate form or held in book entry on the records of the Company’s transfer agent and registrar. If Restricted Stock is issued in certificate form, the Shares may be held by the Company as escrow agent until the restrictions on such Shares have lapsed or the Company may require the certificate to bear a legend stating that such Shares are non-transferable until all restrictions have been satisfied and the legend has been removed.

8.2 Voting Rights. Recipients of Restricted Stock shall have full voting rights with respect to such Shares during the restriction period, unless otherwise determined by the Committee.

8.3 Dividends. Recipients of Restricted Stock shall be entitled to receive dividends and other distributions with respect to such Shares during the restriction period, unless otherwise determined by the Committee. Dividends may be paid in cash or in stock, at the Committee’s discretion. If paid in stock, the dividend Shares shall be subject to the same restrictions as the Shares of Restricted Stock with respect to which they were paid.

8.4 Price of Restricted Stock. As permitted under applicable law, the Committee shall determine the price, if any, at which Restricted Stock shall be sold or awarded to Participants.

8.5 Non-Transferability. Shares of Restricted Stock shall not be transferable during the restriction period.

9.	STOCK UNITS

9.1 Description. A Stock Unit Award is the award of a right to receive the market value of one Share, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Stock Units may be settled in cash or in stock, as determined by the Committee. Stock Units represent an unfunded and unsecured obligation of the Company. Participants shall have no rights as a shareholder with respect to Stock Units until such Stock Units have been converted to Shares and delivered to the Participant.

9.2 Dividend Equivalents. Stock Units may accrue dividend equivalents, as determined by the Committee.

9.3 Price of Stock Units. As permitted under applicable law, the Committee shall determine the price, if any, at which Stock Units shall be sold or awarded to Participants.

10.	PERFORMANCE AWARDS

10.1 Description. A Performance Award entitles a Participant to receive a specified number of Shares or cash equal to the Fair Market Value of such Shares at the end of a performance period, as specified in the document evidencing the Award. The ultimate number of Shares distributed or cash paid depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

11.	OTHER STOCK BASED AWARDS AND OTHER AWARDS

11.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares and the grant of securities convertible into Shares.

11.2 Other Awards. The Committee shall have the right to provide types of Awards under the Plan in addition to those specifically listed, if the Committee believes that such Awards would further the purposes for which the Plan was established.

12.	AGREEMENTS AND PROVISIONS OF AWARDS

12.1 Grant Evidenced by Agreement. The grant of any Award under the Plan may be evidenced by an Agreement which shall describe the specific Award granted and the terms and conditions of the Award. If required by the Committee, the granting of any Award may be subject to, and conditioned upon, the recipient’s execution of any Agreement. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms of the Plan in effect on the date of the Award, unless otherwise specified in the Agreement or in any amendment to the Plan or the Agreement.

12.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine necessary or appropriate for the Award, which may include: description of the type of Award; the Award’s duration; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Award of the Participant’s death or termination of employment; the Award’s conditions; when, if, and how any Award may be forfeited, converted into another Award, modified, exchanged for another Award, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

12.3 Performance Conditions. The Committee may require the satisfaction of certain performance goals as a condition to the grant or vesting of any Award provided under the Plan.

12.4 Payment. Upon the exercise of any Option or in the case of any Award that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

(b)	by the tender to the Company of Shares owned by the optionee and registered in his name having a Fair Market Value equal to the amount due the Company;

(c)	by any combination of the payment methods specified in (a) and (b) above.

Notwithstanding the foregoing, any method of payment other than (a) may be used only with the consent of the Committee or to the extent so provided in an Agreement.

In addition, the Committee may, in its discretion, permit any other manner of exercise and methods by which the exercise may be paid as its determines, which may include broker-assisted cashless exercise arrangements or other cashless exercise arrangements.

The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Awards shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.5 Deferral. Subject to the requirements of Code Section 409A, the right to receive any Award under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends or dividend equivalents on deferrals denominated in Shares.

12.6 Withholding. The Company may, at the time any distribution is made under the Plan, or at the time any Option is exercised, or at any time required by law, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount (up to such maximum as necessary to avoid a charge to the Company for financial reporting purposes) necessary to satisfy tax withholding requirements with respect to such distribution or exercise of such Option. The Committee or the Company may, at any time, require a Participant to tender the Company cash in the amount necessary to comply with any such withholding requirements.

12.7 Tandem Awards. Awards may be granted by the Committee in tandem. However, no Award may be granted in tandem with an ISO except a Stock Appreciation Right.

13.	AMENDMENT AND TERMINATION OF PLAN

13.1 Amendment and Termination. The Board shall have the sole right and power to amend or terminate the Plan at any time, except that the Board may not amend the Plan, without approval of the shareholders of the Company, in a manner that would cause Options which are intended to qualify as ISOs to fail to qualify or in a manner which would violate applicable law.

14.	MODIFICATION OR TERMINATION OF AWARDS

14.1 General. Subject to the provisions of Section 14.2, the amendment or termination of the Plan shall not adversely affect a Participant’s right to any Award granted prior to such amendment or termination.

14.2 Committee’s Right. Any Award granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent permitted in the Plan or applicable Agreement or with the consent of the Participant to whom such Award was granted. The Committee shall have the right to cancel any Award issued to a Participant if the Participant violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her individual employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement; or, if during the period of employment or service, Participant establishes a relationship with a competitor of the Company or engages in activity that is in conflict with or adverse to the interest of the Company, as determined by the Company in its sole discretion.

14.3 Replacement. The Committee may permit a Participant to elect to surrender an Award in exchange for a new Award to the extent such surrender and exchange would not result in adverse tax consequences under Code Section 409A. However, the Committee may not cancel an outstanding Option that is underwater for the purpose of reissuing the Option to the Participant at a lower exercise price or granting a replacement Award of a different type.

14.4 No Repricing. Other than as provided in Section 3.3, the exercise price of an Option or SAR may not be reduced without shareholder approval.

15.	CHANGE IN CONTROL

15.1 Right of Committee. To maintain a Participant’s rights in the event of a Change in Control, the Committee may, in any Agreement evidencing an Award, or at any time prior to or simultaneously with or after a Change in Control, provide such protection as it may deem necessary but only to the extent such action would not result in adverse tax consequences under Code Section 409A. Without in any way limiting the generality of the foregoing, the Committee may:

(a)	provide for the acceleration of any time periods relating to the exercise or realization of such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee;

(b)	provide for the purchase of such Award, upon the Participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Award had such Award been currently exercisable or payable;

(c)	make such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or

(d)	cause the Awards then outstanding to be assumed, or new Awards substituted therefore, by the surviving corporation in such change.

16.	MISCELLANEOUS PROVISIONS

16.1 Headings and Subheadings. The headings and subheadings contained in the Plan are included only for convenience and shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

16.2 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri.

16.3 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

16.4 No Employment Contract. The adoption of the Plan or grant of an Award under the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

16.5 No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

16.6 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to an Award, the provisions in the Section of the Plan which specifically grants such Award shall control those in a different Section.

16.7 Section 409A Compliance. Some of the Awards that may be granted pursuant to the Plan may be considered non-qualified deferred compensation subject to Section 409A of the Code. If an Award is subject to Section 409A, the Award Agreement and this Plan are intended to meet all of the requirements of Section 409A and any applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A, an Award may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A or to exclude or exempt the Plan or any Award from the requirements of Section 409A. Notwithstanding anything in the Plan or any Award to the contrary, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, in the event that a Participant is determined to be a specified employee in accordance with Code Section 409A, for purposes of any payment upon separation from service hereunder, such payments shall be made or begin, as applicable, on the first day of the first month which is more than six months following the date of separation from service.

17.	CODE SECTION 162(m) PROVISIONS

17.1 Application to Covered Employee. Notwithstanding any other provision of the Plan, if the Committee determines at the time an Option, a SAR, Restricted Stock, a Performance Award or a Stock Unit Award is granted to a Participant that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Section 162(m)(3) of the Code, then the Committee may provide that this Section 17 is applicable to such Award.

17.2 Performance Goals. Restricted Stock, Performance Awards and Stock Unit Awards may be made subject to the achievement of performance goals established by the Committee relating to one or more business criteria pursuant to Section 162(m) of the Code (the “Performance Criteria”). Performance Criteria may be applied to the Company, an Affiliate, a Subsidiary, division, business unit or individual, or any combination thereof, and may be measured in absolute levels or relative to another company or companies a peer group, an index or Company performance in a previous period. Performance may be measured annually or cumulatively over a longer period of time. Performance Criteria that may be used to establish performance goals are: revenue;

operating income or net operating income; return on equity; return on assets or net assets; cash flow; share price performance; return on capital; earnings; earnings per share; total shareholder return; economic value added; economic profit; or ratio of operating earnings to capital spending. EBITDA; EBIT; costs; operating earnings; gains; product development; leadership; project progress or completion; increase in total revenues; net income; operating cash flow; net cash flow; retained earnings; budget achievement; return on capital employed; return on invested capital; cash available to the Company from a Subsidiary or subsidiaries; gross margin, net margin; market capitalization; financial return ratios; market share; operating profits; net profits, earnings per share growth; profit returns and margins; stock price; working capital; business trends; capacity utilization; quality; operating efficiency; compliance and safety. At the time an Award is granted, the Committee shall specify in the Award Agreement or other document evidencing the Award whether performance will be evaluated including or excluding the effect of any of the following events that occur during the applicable performance period: (i) extraordinary, unusual or non-recurring items; (ii) gains or losses on the disposition of a business; (iii) the effects of changes in tax or accounting regulations; (iv) the effects of mergers or acquisitions; or (v) asset write-downs. The inclusion or exclusion of these items shall be expressed in a form that satisfies the requirements of Section 162(m) of the code. The performance goals for each Participant and the amount payable if those goals are met shall be established in writing for each specified period of performance by the Committee no later than 90 days after the commencement of the period of service to which the performance goals relate and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. The performance goals shall be objective. Such goals and the amount payable for each performance period if the goals are achieved shall be set forth in the applicable Award Agreement. No amounts shall be payable to any Participant for any performance period unless and until the Committee certifies that the performance goals and any other material terms were in fact satisfied.

17.3 Adjustment of Payment. Notwithstanding any provision of the Plan other than Section 15, with respect to any Restricted Stock, Performance Award or Stock Unit Award that is subject to this Section 17, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award.

17.4 Other Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 17 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

Driving Directions to the Wright Conference Center

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Electronic Voting Instructions
You can vote by internet!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose the following voting method outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet must be received by 1:00 a.m., Central Time, on May 8, 2008

Vote by Internet • Log on to the Internet and go to www. investorvote.com
• Follow the steps outlined on the secured website.

Using a black ink pen. mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

‚	IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	‚

A	Proposals — The Board recommends that you vote FOR proposals 1, 2 and 3 and AGAINST proposal 4.

1. Election of Directors:	01 - Raymond F. Bentele 05 - Karl G. Glassman 09 - Maurice E. Purnell, Jr.	02 - Ralph W. Clark 06 - David S. Haffner 10 - Phoebe A. Wood	03 - Robert Ted Enloe. Ill 07 - Joseph W. McClanathan	04 - Richard T Fisher 08 - Judy C. Odom

☐	FOR all nominees listed above.

☐	WITHHOLD AUTHORITY on all nominees listed above.
		01	02	03	04	05	06	07	08	09	10

☐	For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain

2.	The ratification of the Board’s appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008,	☐	☐	☐

3.	Amendment and Restatement of the Company’s Flexible Stock Plan	☐	☐	☐

		For	Against	Abstain

4.	A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this card. If stock is jointly owned, both parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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YOUR VOTE IS IMPORTANT

If you do not vote by Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Computershare, 250 Royall Street. Canton, MA 02021, so your shares may be represented at the annual meeting. If you vote by Internet, it is not necessary to return this proxy card.

‚	IF YOU HAVE NOT VOTED VIA THE INTERNET, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	‚

Proxy — LEGGETT & PLATT, INCORPORATED

This proxy is solicited on behalf of the Board of Directors,

The undersigned hereby appoints David S. Haffner, Ernest C. Jett and John G. Moore, or any one of them, with full power of substitution, as attorneys-in-fact, agents and proxies of the undersigned to vote the shares of stock of which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders of Leggett & Platt, Incorporated, to be held at the Company’s Corporate Headquarters, No. 1 Leggett Road, Carthage, Missouri, on Thursday, May 8, 2008, at 10:00 a.m. local time and at any adjournment or postponement thereof.

This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR proposals , 2 and 3 and AGAINST proposal 4 and in the discretion of the proxies upon such other business as may properly come before the meeting and any adjournment hereof.

CONTINUED ON REVERSE SIDE